Prospectus

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-  221273

Rocky Mountain High Brands, Inc.

250,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 250,000,000 shares of our common stock to be offered by the selling stockholder, GHS Investments, LLC (“GHS”). These 250,000,000 shares of common stock consist of up to 250,000,000 shares of common stock issuable to GHS under the terms of an Equity Financing Agreement dated October 12, 2017.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholder will offer or sell any of such shares of common stock. The selling stockholder may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution”. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholder will bear all commissions and discounts, if any, attributable to its sales of our common stock.

Our common stock is quoted on the OTCQB tier of the electronic over-the-counter marketplace operated by OTC Markets Group, Inc. On February 2, 2018, the last reported sales price for our common stock was $0.0158 per share.

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Investment in our common stock involves risk. See “Risk Factors” contained in this prospectus. You should carefully read this prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 15, 2018.

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You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our common stock. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling stockholders are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean Rocky Mountain High Brands, Inc. on a consolidated basis with its wholly-owned subsidiaries.

Rocky Mountain High Brands, Inc.

Rocky Mountain High Brands, Inc. is a Nevada corporation. RMHB currently operates through its parent company, three wholly-owned subsidiaries and one minority-owned subsidiary, which the Company controls. All subsidiaries are consolidated for financial reporting purposes:

•	Rocky Mountain High Brands, Inc., an active Nevada corporation (Parent)

•	Eagle Spirit Land & Water Company, an active Oklahoma corporation (Subsidiary)

•	Rocky Mountain High Water Company, LLC, an active Delaware limited liability company (Subsidiary-consolidated beginning November 12, 2016)

•	Rocky Mountain High Clothing Company, Inc., an inactive Texas Corporation (Subsidiary)

•	Smarterita, LLC, an inactive Texas limited liability company (Subsidiary)

RMHB is a consumer goods company specializing in brand development of health conscious, hemp-infused food and beverage products. The Company currently markets a lineup of five naturally flavored hemp-infused beverages (Citrus Energy, Black Tea, Mango Energy and Lemonade) and a low-calorie hemp-infused Coconut Lime Energy drink. The Company also offers hemp-infused 2oz. Mango Energy Shots and Mixed Berry Energy Shots. In August 2016 the Company launched Eagle Spirit Spring Water, a line of naturally high alkaline spring water.

After developing the beverage products, RMHB completed its first production run in February of 2015. Since then RMHB has had production runs for hemp-infused beverages totaling over 3,900,000 cans. Each beverage contains approximately 50mg (our first production run) to 100mg of hempseed extract and all-natural ingredients. The hemp-infused products are shelf stable (no refrigeration necessary) with a shelf life of two years.

During fiscal year 2017, the Company also produced energy shots and Relaxation Brownies.

In September 2016, the Company bottled its first high alkaline spring water, Eagle Spirit Spring Water and has completed several production runs since, including approximately 110,000 16.9 oz. bottles and 1,800 2.64-gallon (10-liter) “Bag in a Box.”

In March and April 2017, the Company completed additional production runs of its more popular hemp-infused beverages, Citrus Energy and Mango Energy.

In August 2017, the Company sold its remaining inventory of Smarterita wine-based beverages. There are currently no plans to resume production of this alcoholic beverage.

Corporate History and Information

Rocky Mountain High Brands Inc. 10/23/2014 to present – Articles of Amendment filed with the State of

Nevada

f/k/a Totally Hemp Crazy Inc. 07/17/2014 to 10/23/2014 – Articles of Amendment filed with the State of

Nevada

f/k/a Republic of Texas Brands Incorporated 11/2011 to 07/17/2014 – Articles of Amendment filed with the State of

Nevada

f/k/a Legends Food Corporation 05/2011 to 11/2011 – Articles of Amendment filed with the State of Nevada

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f/k/a Precious Metals Exchange Corp. – Articles of Amendment filed with the State of Nevada on December 23, 2008

f/k/a Stealth Industries, Inc. – Articles of Amendment filed with the State of Minnesota on October 25, 1999 (name change). Articles of Incorporation filed with the State of Nevada on October 30, 2000 (Change of Domicile; Merger with Stealth Industries, Inc. (Minnesota)

f/k/a Assisted Living Corporation – Articles of Amendment filed with the State of Minnesota on November 3, 1993 (name change)

f/k/a Electric Reel Corporation of America, Inc. -- Articles of Incorporation filed with the State of Minnesota on August 15, 1968

Acquisitions

Rocky Mountain High Water Company, LLC

In July 2016, the Company entered into a business alliance with Poafpybitty Family, LLC to launch Eagle Spirit Spring Water, a line of purified, high-alkaline spring water sourced from Native American tribal land in Oklahoma. The agreement calls for the Company to pay a royalty on each gallon of water collected at the spring. Production of filtered spring water filled bottles commenced in August 2016 and sales began in October 2016.

In consideration for the 20-year water and surface rights, and a related 10-year renewal option, the Company paid Poafpybitty Family, LLC cash payments of $22,500 and issued a warrant for 500,000 shares of the Company’s common stock exercisable at $.03 per share over a three-year period beginning July 27, 2016.

The agreement grants the Company an exclusive right to develop land adjacent to the spring for commercial purposes as agreed to by both parties. Additionally, the Company has agreed to grow hemp for experimental or commercial purposes on the land within three years.

On November 12, 2016, the agreement with the Poafpybitty Family was amended to give the Company a controlling voting interest of 75% of RMHW, while the Poafpybitty Family received 51% of the equity interest. The amended agreement is being accounted for as a step-acquisition, with the resulting goodwill of $49,911 included in other assets. The Company is obtaining an outside valuation of the rights to use the land and obtain the water described in the agreement. Beginning November 12, 2016, the operations of RMHW are consolidated in the financial statements of RMHB.

Our Transactions with GHS

We have issued two Secured Promissory Notes to GHS in the amount of $250,000, originally dated October 12, 2017 and November 2, 2017, respectively. In addition, we have issued a Secured Promissory Note in the amount of $300,000 dated January 5, 2018 and a Secured Promissory Note in the amount of $95,830 dated January 11, 2018. The material terms of the Notes, as amended, are as follows: The Notes are due nine (9) months from the original date of issue, bear interest at an annual rate of ten percent (10%), and are secured by all of our assets. Installment and final balloon payments are due under the Notes as follows:

October 12, 2017 Note	November 2, 2017 Note	January 5, 2018 Note	January 11, 2018 Note
$50,000 on or before April 12, 2018	$50,000 on or before May 2, 2018	$50,000 on or before July 5, 2018
$50,000 on or before May 12, 2018	$50,000 on or before June 2, 2018	$50,000 on or before August 5, 2018
$50,000 on or before June 12, 2018	$50,000 on or before July 2, 2018	$50,000 on or before September 5, 2018
Balance due July 12, 2018	Balance due August 2, 2018	Balance due August 6, 2018	Balance due October 11, 2018

Events of default under the Notes include: (i) failure to pay installments when due, (ii) failure to timely deliver shares of common stock in the event that we have elected such conversion and sent notice of such to GHS, (iii) breach of representations or warranties made in the Notes, (iv) receivership, bankruptcy, or liquidation, (v) our failure to comply with the reporting requirements of the Exchange Act, and (vi) failure to maintain OTC quotation of our common stock.

In the event of our default, the GHS Note will bear interest at an annual rate of 20% and the balances due under the Notes will be accelerated. Further, a default penalty of 50% will apply to the outstanding balances and GHS may, as a secured creditor, enforce its lien on our assets and liquidate them under Article 9 of the Uniform Commercial Code.

The Notes are convertible at a price of $0.005 per share. The Notes are not currently in default. Our management believes that expected revenues during 2018 will enable us to make the required payments under the Notes. Please see the discussion under “Plans for Meeting Debt Obligations and Reaching Profitability” on page 21 for further details.

On October 12, 2017, we entered into the Equity Financing Agreement with GHS which provides for GHS’s purchase of up to $12,000,000 worth of our common stock (the “EFA”). Under the EFA, GHS has agreed to purchase up to $12,000,000 worth of our common stock over the next twenty-four (24) months. Sales of common stock to GHS under EFA shall be initiated from time to time by our issuance of individual Put Notices to GHS. The price of shares put to GHS under each Put Notice shall be eighty (80%) percent of the “Market Price,” which is the lowest traded price of our common stock during the ten (10) consecutive trading days preceding the date of the Put Notice. However, in the event that (i) the lowest volume-weighted average price (“VWAP”) of our common stock for any given trading day during the ten (10) trading days following a Put Notice (the “Trading Period”) is less than 80% of the Market Price used to determine the Purchase Price in connection with the Put and (ii) as of the end of such Trading Period, GHS still holds

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shares issued pursuant to such Put Notice (the “Trading Period Shares”), then we will be required to issue such additional shares of common stock, on the trading day immediately following the Trading Period, as may be necessary to adjust the Purchase Price for that portion of the Put represented by the Trading Period Shares to equal the lowest VWAP during the Trading Period.

The amount and timing of each Put Notice will be subject to certain limitations: (i) a new Put Notice may not be issued until the prior put has closed, (ii) there must be a minimum of ten (10) days between each Put Notice, (iii) no Put Notice will be effective to the extent that, following the closing of the put, GHS and its affiliates would own more than 9.99% of our common stock; (iv) the maximum dollar amount of each put will not exceed two times (2x) the average of the daily trading dollar volume for our common stock during the ten (10) trading days preceding the put date; and (v) no put will be made in an amount greater than four hundred thousand dollars ($400,000).

Our ability to use the EFA facility is conditioned upon, among other things, the effectiveness of a registration statement registering the resale by GHS of: (i) the shares of common stock issuable under the EFA, and (ii) the shares of common stock issuable upon conversion of the GHS Note (collectively, the “Registrable Securities”). Our obligations in this regard are governed by a Registration Rights Agreement with GHS dated October 12, 2017 (the “RRA”). The RRA requires us to file a Registration Statement for GHS’s resale of the Registrable Securities with thirty (30) days, and to use our best efforts to secure effectiveness of the Registration Statement with ninety (90) days after filing. Once the Registration Statement is effective, we are required to maintain its effectiveness, by appropriate amendments and/or prospectus supplements, until the earlier to occur of the following: (A) GHS has sold all the Registrable Securities; or (B) GHS has no right to acquire any additional shares of common stock under the EFA or the New GHS Note.

The EFA also provides for an additional $250,000 in funding from GHS to be made under a second convertible promissory note, which shall be funded upon the filing of the registration statement called for by the RRA.

A total of 250,000,000 shares issuable under the EFA are being offered under this Prospectus. At a price of $0.01264 (80% of our market price as of February 5, 2018), a sale of all of these shares to GHS would represent total proceeds to us of $3,160,000. Our actual sale prices to GHS, however, will be determined by reference to the trading price of our common stock in the market, with GHS receiving a discount from the market trading price as indicated above. Because market prices of our common stock are subject to constant fluctuations, the actual amount to be received by us upon sale of the 250,000,000 shares being offered could vary substantially from the listed offering amount for shares issuable under the EFA. If our stock price were to decrease, the total proceeds available to us upon sale of the shares being offered under this Prospectus could correspondingly decrease substantially. Please see “Future Liquidity Requirements” on page 20 for an illustration of the total proceeds which would be received under a range of assumed trading prices.

Our principal executive offices are located at 9101 LBJ Freeway, Suite 200, Dallas, TX 75243. Our telephone number is (800) 260-9062. The Company’s website address is http://www.rockymountainhighbrands.com. Information contained on the Company’s website is not incorporated into this prospectus. Annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge through the Securities and Exchange Commission (“SEC”) website at http://www.sec.gov as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC. These reports are also available on the Company’s website.

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Summary of the Offering

Common stock offered by the selling shareholder	250,000,000 shares of common stock, consisting of up to 250,000,000 shares of common stock issuable to GHS under the terms of an Equity Financing Agreement dated October 12, 2017.

Common stock to be outstanding after this offering	1,127,055,520 shares, assuming all shares issuable to GHS under the Equity Financing Agreement are issued by us.

Use of proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

Risk factors	See “Risk Factors” beginning on page 9 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

OTCQB trading symbol	RMHB

Unless we indicate otherwise, all information in this prospectus is based on 877,055,520 shares of common stock issued and outstanding as of October 31, 2017, and excludes shares issuable upon conversion of convertible notes and shares issuable upon the conversion of outstanding warrants and options.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus, including our financial statements and related notes before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In that case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

We have a limited operating history and operate in a new industry, and we may not succeed.

The beverage business is a highly competitive and risky business, and such competition from companies much bigger than us could adversely affect our operating results.

We compete with many national, regional and local businesses. We could experience increased competition from existing or new companies in the energy and beverage channel, which could create increasing pressures to grow ours. If we are unable to maintain our competitive position, we could experience downward pressure on prices, lower demand for our products, reduced margins, the inability to take advantage of new business opportunities and the loss of channel share, which would have an adverse effect on our operating results. Other factors that could affect our business are:

•	Consumer tastes
•	National, regional or local economic conditions
•	Disposable purchasing power
•	Demographic trends; and
•	The price of special ingredients that go into our products.

If we fail to successfully implement our growth strategy, which includes opening new territories and locations nationwide and getting into the national account stores (i.e.: Costco, Walmart, Target etc.).

Our success as a national brand requires that we successfully place our products in national stores through our distribution network. Failure to secure distributors with reach into national stores will have an adverse effect on our growth.

The beverage industry is affected by consumer preferences and perceptions. Changes in these preferences and perceptions may lessen the demand for our products, which would reduce sales and harm our business.

The beverage businesses are affected by changes in consumer tastes, national, regional and local economic conditions, and demographic trends. Our sales could also be affected by changing consumer tastes. Also, if consumer demand for beverages should decrease, our business would suffer more than if we had a more diversified product line.

Increases in the cost of ingredients could materially affect our operating results.

Our principal beverage products contain hemp and ginseng. Increases in the ingredients in our products could have a material adverse effect on our operating results. Significant price increases, market conditions, weather, acts of God and other disasters could affect the viability of such hedges and materially affect our operating results.

Increases in beverage ingredients, labor and other costs could adversely affect our profitability and operating results.

An increase in our operating costs could adversely affect our profitability. Factors such as inflation, increased food costs, increased labor and employee benefit costs and increased energy costs may adversely affect our operating costs. Many of the factors affecting costs are beyond our control and, we may not be able to pass along these increased costs to our customers.

We do not have long-term contracts with many of our suppliers, and as a result they could seek to significantly increase prices or fail to deliver.

We typically do not rely on written contracts or long-term arrangements with our suppliers. Although we have not experienced significant problems with our suppliers, our suppliers may implement significant price increases or may not meet our requirements in a timely fashion, if at all. The occurrence of any of the foregoing could have a material adverse effect on our operating results.

Any prolonged disruption in the operations of any of our co-packing facilities could harm our business.

We will operate through a new co-pack agreement with with BevSource, who will help us select a manufacturing facility. In the past, we worked with MBA Beverage who produced our product at Blues City Brewery in Memphis Tennessee, which handled all of our beverage production. All our distribution will be run out of Dallas, Texas. As a result, any prolonged disruption in the operations of any of these facilities, whether due to technical or labor difficulties, destruction or damage to the facility, real estate issues or other reasons, could result in increased costs and reduced revenues and our profitability and prospects could be harmed.

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Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our ability to successfully grow our brand hinges on our ability to attract and retain professionals with talent, integrity, enthusiasm and loyalty – on our corporate team, with our broker network and with our distribution network. If we are unable to attract or retain key personnel, our profitability and growth potential could be harmed.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and branded products and adversely affect our business.

We depend in large part on our brand and branded products and believe that they are very important to our business, as well as on our proprietary hemp infused processes. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar intellectual property rights to protect our brand and branded products. The success of our business depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We have registered certain trademarks and have other trademark registrations pending in the United States. We may not be able to adequately protect our trademarks and our use of these trademarks may result in liability for trademark infringement, trademark dilution or unfair competition. We may from time to time be required to institute litigation to enforce our trademarks or other intellectual property rights, or to protect our trade secrets. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and prospects regardless of whether we are able to successfully enforce our rights.

We are subject to extensive government regulation, and our failure to comply with existing or increased regulations could adversely affect our business and operating results. We are subject to numerous federal, state, local and foreign laws and regulations, including those relating to:

•	The production of beverages and other related products

•	The preparation and sale of beverages

•	Environmental protection

•	FDA and state agricultural requirements

•	The use of hemp, which is subject to DEA regulations

•	Interstate commerce and taxation laws

•	Working and safety conditions, minimum wage and other labor requirements

Our annual and quarterly financial results are subject to significant fluctuations depending on various factors, many of which are beyond our control, which could adversely affect our ability to satisfy our debt obligations as they become due.

Our sales and operating results can vary significantly from quarter to quarter and year to year depending on various factors, many of which are beyond our control. These factors include:

•	Variations in the timing and volume of our sales
•	The timing of expenditures in anticipation of future sales
•	Sales promotions by us and our competitors
•	Changes in competitive and economic conditions generally
•	Foreign currency exposure

Consequently, our results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for our products. We anticipate that fluctuations in operating results will continue in the future. The Company's operating results may vary. We may incur net losses. The Company expects to experience variability in its revenues and net profit. While we intend to implement our business plan to the fullest extent we can, we may experience net losses. Factors expected to contribute to this variability include, among other things:

•	The general economy

•	The regulatory environment concerning beverage production

•	Climate, seasonality and environmental factors

•	Consumer demand for the Company’s products

•	Transportation costs

•	Competition in products

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You should further consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages.  For example, unanticipated expenses, problems, and technical difficulties may occur and they may result in material delays in the operation of our business, in particular with respect to our new products.  We may not successfully address these risks and uncertainties or successfully implement our operating strategies.  If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern.

We will require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders.

We will require additional capital for future operations. We estimate those requirements to approximate $2,000,000. We plan to finance operations and capital requirements with funds generated from the following sources:

•	Capital raised through equity and debt offerings
•	Available cash and cash investments
•	Cash provided by operating activities

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, financial condition, results of operations and prospects. Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation. In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock. Finally, upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Our stock price has been extremely volatile and our common stock is not listed on a national stock exchange; as a result, stockholders may not be able to resell their shares at or above the price paid for them.

The market price of our common stock has been extremely volatile and could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects, among other factors.  Further, our common stock is not listed on a national stock exchange; we intend to list the common stock on a national stock exchange once we meet the entry criteria.  An active public market for our common stock currently exists on the OTC Markets (www.otcmarkets.com) but may not be sustained.  Therefore, stockholders may not be able to sell their shares at or above the price they paid for them.

Among the factors that could affect our stock price are:

•	Industry trends and the business success of our vendors

•	Actual or anticipated fluctuations in our quarterly financial and operating results and operating results that vary from the expectations of our management or of securities analysts and investors

•	Our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results

•	Announcements of strategic developments, acquisitions, dispositions, financings, product developments and other materials events by us or our competitors

•	Regulatory and legislative developments

•	Litigation

•	General market conditions

•	Other domestic and international macroeconomic factors unrelated to our performance

•	Additions or departures of key personnel

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

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A substantial portion of our total outstanding shares of common stock may be sold into the market at any time.  Some of these shares are owned by executive officers and directors, and we believe that such holders have no current intention to sell a significant number of shares of our stock. If all of the major stockholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our common stock to drop significantly, even if our business is doing well.

Our financial statements may not be comparable to those of other companies.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result, our financial statements may not be comparable to companies that comply with public company effective dates, and our stockholders and potential investors may have difficulty in analyzing our operating results if comparing us to such companies.

The success of our new and existing products and services is uncertain.

We have committed, and expect to continue to commit, significant resources and capital to develop and market existing product enhancements and new products.  These products are relatively untested, and we cannot assure you that we will achieve market acceptance for these products, or other new products that we may offer in the future.  Moreover, these and other new products may be subject to significant competition with offerings by new and existing competitors. In addition, new products and enhancements may pose a variety of technical challenges and require us to attract additional qualified employees. The failure to successfully develop and market these new products or enhancements could seriously harm our business, financial condition and results of operations.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our products by consumers. Although we believe that our products in the United States are gaining better consumer acceptance, we cannot predict the future growth rate and size of this market.

If we are able to expand our operations, we may be unable to successfully manage our future growth.

Since we initiated product sales in 2015, our business has grown.  This growth has placed substantial strain on our management, operational, financial and other resources.  If we are able to continue expanding our operations in the United States and in other countries where we believe our products will be successful, as planned, we may experience periods of rapid growth, which will require additional resources.  Any such growth could place increased strain on our management, operational, financial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals.  In addition, we will need to expand the scope of our infrastructure and our physical resources.  Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

Any future litigation could have a material adverse impact on our results of operations, and financial condition and liquidity. The company holds Directors & Officers insurance with a liability limit of $2,500,000, which may not be sufficient to cover a claim.

Despite our significant efforts in quality control and preservation, we will face risks of litigation from customers, employees and others in the ordinary course of business, which may divert our financial and management resources. Any adverse litigation or publicity may negatively impact our financial condition and results of operations.

Claims of illness or injury relating to beverage quality or beverage handling are common in the beverage industry. While we believe our processes and high standards quality control will minimize these instances, there is always a risk of occurrence, and so despite our best efforts to regulate quality control, litigation may occur. In that event, our financial condition, operating results and cash flows could be harmed.

From time to time we may be subject to litigation, including potential stockholder derivative actions.  Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time.  The Company holds Directors & Officers insurance with a liability limit of $2,500,000, which may not be sufficient to cover a potential claim. While neither Nevada law nor our articles of incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we expect that we would do so to the extent permitted by Nevada law.

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Our prior operating results may not be indicative of our future results.

You should not consider prior operating results with respect to revenues, net income, or any other measure to be indicative of our future operating results.  The timing and amount of future revenues will depend almost entirely on our ability to sell our products to new customers.  Our future operating results will depend upon many other factors, including:

•	The level of product and price competition,

•	Our success in expanding our business network and managing our growth,

•	Our ability to develop and market product enhancements and new products,

•	The timing of product enhancements, activities of and acquisitions by competitors,

•	The ability to hire additional qualified employees, and

•	The timing of such hiring and our ability to control costs.

We have only one outside Board Director which could create a conflict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists primarily of current executive officers, which means that we have only one outside or independent director.  The lack of independent directors may prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence.  For example, an independent Board can serve as a check on management, which can limit management taking unnecessary risks.  Furthermore, the lack of a sufficient number of independent directors creates the potential for conflicts between management and the diligent independent decision making process of the Board.  In this regard, our lack of an independent compensation committee presents the risk that our executive officers on the Board may have influence over his/their personal compensation and benefits levels that may not be commensurate with our financial performance.  Furthermore, our lack of outside directors deprives our company of the benefits of various viewpoints and experience when confronting the challenges we face.  With only one independent director sitting on the Board of Directors, it will be difficult for the Board to fulfill its traditional role as overseeing management. We are currently searching for additional outside or independent Board members.

Our preferred stock may have rights senior to those of our common stock which could adversely affect holders of common stock.

Our articles of incorporation give our Board of Directors the authority to issue additional series of preferred stock without a vote or action by our stockholders.  The Board also has the authority to determine the terms of preferred stock, including price, preferences, and voting rights.  The rights granted to holders of preferred stock in the future may adversely affect the rights of holders of our common stock.  Any such authorized class of preferred stock may have a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock or superior dividend rights that would reduce the amount of dividends that could be distributed to common stockholders.  In addition, an authorized class of preferred stock may have voting rights that are superior to the voting right of the holders of our common stock.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, although some of these exemptions are available to us as a smaller reporting company (i.e. a company with less than $75 million of its voting equity held by affiliates).  We have elected to adopt these reduced disclosure requirements.  We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions.  If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not expect to pay any cash dividends in the foreseeable future.

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We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant.  Accordingly, investors may need to sell their shares of our common stock to realize a return on their investment, and they may not be able to sell such shares at or above the price paid for them.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of existing stockholders’ interests in RMHB and could depress our stock price.

Our Articles of Incorporation authorize 4,000,000,000 shares of common stock, of which 877,055,520 are outstanding  as of  October 31, 2017; 1,000,000 shares of series A preferred stock, of which 1,000,000 shares are outstanding as of October 31, 2017; 5,000,000 shares of series B preferred stock, of which 0 shares are outstanding as of October 31, 2017; 2,000,000 shares of series C preferred stock, of which 0 shares are outstanding as of October 31, 2017; 2,000,000 of series D preferred stock, none of which are issued and outstanding as of October 31, 2017; 789,474 shares of Series E Preferred Stock, none of which are issued and outstanding as of October 31, 2017, and our Board of Directors is authorized to issue additional shares of our common stock and preferred stock.  Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

Further, our shares do not have preemptive rights, which mean we can sell shares of our common stock to other persons without offering purchasers in this offering the right to purchase their proportionate share of such offered shares.  Therefore, any additional sales of stock by us could dilute an existing stockholder’s ownership interest in our company.

You will experience future dilution as a result of future equity offerings

We may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell shares of common stock or other securities convertible into shares of our common stock in the future, additional and substantial dilution will occur. In addition, investors purchasing shares or other securities in the future could have rights superior to investors in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 9 of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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SELLING STOCKHOLDER

Unless the context otherwise requires, as used in this prospectus, “selling stockholder” refers to GHS Investments, LLC.

We have prepared this prospectus to allow the selling stockholder to sell or otherwise dispose of, from time to time, up to 250,000,000 shares of our common stock. The 250,000,000 shares of common stock to be offered hereby are issuable to the selling stockholder in connection with the Equity Financing Agreement with the Selling Stockholder.

No estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholder after any sales made pursuant to this prospectus because the selling stockholder is not required to sell any of the common stock being registered under this prospectus. The following table assumes that the selling stockholder will sell all of the common stock listed in this prospectus.

Unless otherwise indicated in the footnotes below, the selling stockholder has not had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

Unless otherwise indicated in the footnotes below, we believe that: (1) the selling stockholder is not a broker-dealer or affiliate of any broker-dealer, (2) the selling stockholder does not have direct or indirect agreements or understandings with any person to distribute the common stock, and (3) the selling stockholder has sole voting and investment power with respect to all common stock beneficially owned.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

The following table sets forth information with respect to the beneficial ownership of our common stock held, as of October 31, 2017, by the selling stockholder and the number of shares of common stock being registered hereby and information with respect to shares to be beneficially owned by the selling stockholder after completion of the offering of the shares for resale. The percentages in the following table reflect the shares beneficially owned by the selling stockholder as a percentage of the total number of shares of common stock outstanding as of October 31, 2017. As of such date, 877,055,520 shares of common stock were outstanding.

Name of Selling Shareholder	Shares Owned Prior to this Offering(1)	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
GHS Investments, LLC(2)	0	250,000,000	0	0

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable under the Equity Financing Agreement.

(2) Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS Investments LLC.

PRICE RANGE OF COMMON STOCK AND RELATED MATTERS

Our common stock is quoted on the OTCQB tier of the OTC Markets Group quotation system (www.otcmarkets.com) under the trading ticker “RMHB.” The following tables set forth the range of high and low prices for our common stock for the two most recent fiscal years, as reported on the OTC Market Group’s quotation system. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Fiscal Quarters	High Sale Price	Low Sale Price

First Quarter 2016	$0.10	$0.00

Second Quarter 2016	$0.20	$0.10
Third Quarter 2016	$0.10	$0.06
Fourth Quarter 2016	$0.10	$0.03
First Quarter 2017	$0.04	$0.03
Second Quarter 2017	$0.07	$0.03
Third Quarter 2017	$0.15	$0.04
Fourth Quarter 2017	$0.10	$0.07

On February 2, 2018, the last sales price per share of our common stock was $0.0158.

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Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of October 31, 2017, there were approximately 279 holders of record of our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

On March 17, 2017, our Board of Directors approved the Rocky Mountain High Brands, Inc. 2017 Incentive Plan (the “2017 Incentive Plan”). The purpose of the Incentive Plan is to provide a means for the Company to continue to attract, motivate and retain management, key employees, consultants and other independent contractors, and to provide these individuals with greater incentive for their service to the Company by linking their interests in the Company’s success with those of the Company and its shareholders. The Plan provides that up to a maximum of 35,000,000 shares of the Company’s common stock (subject to adjustment) are available for issuance under the Plan. The Board of Directors awards these shares at its sole discretion.

On March 31, 2017, certain of our officers and directors returned a total of 25,041,732 shares of common stock to treasury for cancellation. On that same date, we granted to each of these officers and directors an equivalent number of restricted shares of common stock under our 2017 Incentive Plan. The restricted shares so granted may not be transferred, sold, or encumbered until six

(6) months from the date of issue.

In April and June 2017, a Board member was granted 7,000,000 and 13,000,000 options to purchase common stock, respectively. In May 2017 another Board member was granted 7,000,000 options. An additional 350,000 options were granted to a consultant to the Company in April 2017. All options were granted through the 2017 Incentive Plan.

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On July 14, 2017 the Board of Directors increased the authorized shares in the 2017 Incentive Plan to 65,000,000.

DIVIDEND POLICY

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.  we would not be able to pay our debts as they become due in the usual course of business, or;

2.  our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

DILUTION

The sale of our common stock to GHS in accordance with the Equity Financing Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to GHS. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Dilution represents the difference between the offering price (market price) and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets (product development costs) from total assets. Dilution arises mainly as a result of our arbitrary determination of the Offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of shares of our common stock held by our existing shareholders.

As of June 30, 2017, the net tangible book value of our shares of common stock was ($7,354,189), or approximately ($0.01) per share based upon 786,525,118 shares then outstanding. Based on these figures, current shareholders will not experience a dilution in terms of net tangible book value per share as a result of this offering.  Upon completion of this Offering, if 100% of the shares are sold (250,000,000 shares) at a discounted market price of $0.016 (80% of $0.02 market price) per share, the net tangible book value of the 1,036,525,118 shares to be outstanding will be approximately ($3,354,189) or approximately ($0.00) per share. This would represent an increase in net tangible book value to existing shareholders of approximately $0.01 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and accompanying notes appearing elsewhere in this Prospectus. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” set forth in the beginning of this Prospectus, and see “Risk Factors” beginning on page 9 for a discussion of certain risk factors applicable to our business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

The Company generates revenue from finished product sales to distributors (resellers), retailers and consumers. The wholesale market for the Company’s products includes all retailers in the convenience and grocery store channels as well as a number of specialty retail niche markets including health food, “smoke shop,” and novelty stores. Additionally, the Company has an online retail presence on Amazon.com and via our Company websites.

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Results of Operations

Three Months Ended September 30, 2017 Compared to Three Months Ended September 30, 2016

Financial Summary

The Company’s sales for the three months ended September 30, 2017 were $41,002 compared to $295,587 for the three months ended September 30, 2016.

The Company’s net income for the three months ended September 30, 2017 was $685,272 compared to a net loss of $730,277 for the three months ended September 30, 2016.

Sales

For the three months ended September 30, 2017 sales were $41,002 compared to $295,587 for the three months ended September 30, 2016, a decrease of $254,585 or 86%. The sales decrease was driven by the lack of funding for inventory production, direct sales support, and advertising and promotion of the Company’s products. In the three months ended September 30, 2017 sales consisted of approximately 57% distributor sales, 33% direct to retailer sales, and 10% online sales compared to 95% distributor sales and 5% online sales for the three months ended September 30, 2016.

Cost of Sales

For the three months ended September 30, 2017, cost of sales was $43,800 or 107% of sales, compared to $90,020 or 31% of sales for the three months ended September 30, 2016, a decrease of $46,220 or 51%. Cost of sales decreased in 2017 due to the decrease in sales, but increased as a percentage of sales in 2017 as a result of lower net selling prices as the Company sells its remaining hemp-infused beverage and shots inventories.

Operating Expenses

For the three months ended September 30, 2017, operating expenses were $661,069 or 1,612% of sales, compared to $1,182,089 or 400% of sales for the three months ended September 30, 2016. Areas in which the Company experienced material changes in operating expenses are discussed below.

General and Administrative

For the three months ended September 30, 2017, general and administrative expenses were $604,751 or 1,475% of sales, compared to $864,549 or 293% of sales for the three months ended September 30, 2016. The decrease in general and administrative expenses in 2017 was primarily driven by management’s efforts to reduce expenses as a result of the Company’s lack of funding. The increase in general and administrative expenses as a percentage of sales is due to lower sales in 2017.

Advertising and Marketing

For the three months ended September 30, 2017, advertising and marketing expenses were $56,318 or 137% of sales, compared to $317,540 or 107% of sales for the three months ended September 30, 2016. The decrease in advertising and marketing expenses in 2017 was primarily driven by management’s efforts to reduce expenses as a result of the Company’s lack of funding. Also, in 2016 the Company incurred significant promotional expenses related to a large sale to a distributor. There was no comparable sale in 2017. The increase in advertising and marketing expenses as a percentage of sales is due to lower sales in 2017.

Other (Income) Expense

Interest Expense

For the three months ended September 30, 2017, interest expense was $464,110, compared to $234,519 for the three months ended September 30, 2016. The increase in interest expense, which includes the amortization of the discount on convertible debt and interest on Series C Preferred Stock, was due to increased debt in 2017.

Gain on Change in Fair Value of Derivative Liability

For the three months ended September 30, 2017, the Company recorded a gain on the change in fair value of derivative liability of $1,813,249 compared to a gain of $480,764 for the three months ended September 30, 2016. In both periods, the gain resulted from the decrease in the price of the Company’s underlying stock, which is used to calculate the fair value of the related derivative liability, from the beginning of the period to the end of the period.

Income Taxes

For the three months ended September 30, 2017 and September 30, 2016, the Company recorded no income tax provision due to a full valuation allowance provided on deferred tax assets resulting from net operating losses.

Year Ended June 30, 2017 Compared to Year Ended June 30, 2016

Financial Summary

The Company’s sales for the year ended June 30, 2017 were $401,974 compared to $1,075,476 for the year ended June 30, 2016.

The Company’s net loss for the year ended June 30, 2017 was $9,276,251 compared to net income of $2,325,726 for the year ended June 30, 2016.

Sales

For the year ended June 30, 2017, sales were $401,974 compared to $1,075,476 for the year ended June 30, 2016, a decrease of

$673,502 or 63%. The sales decrease was driven by the lack of funding for inventory production, direct sales support, and advertising and promotion of the Company’s products, as well as a restructuring of our outside broker agreements, and product returns. In the year ended June 30, 2017 sales consisted of approximately 80% distributor sales and 20% online sales, compared to 93% distributor sales and 7% online sales for the year ended June 30, 2016.

Cost of Sales

For the year ended June 30, 2017, cost of sales was $251,920 or 63% of sales, versus $1,134,636 or 105% of sales for the year ended June 30, 2016, a decrease of $882,716 or 78%. In 2017 the Company recorded inventory obsolescence expense of $100,998 compared to $725,718 in 2016, resulting in a lower cost of sales percentage. In 2017 the obsolescence expense was comprised of a72,161 write-off of the remaining “mountain can” packaging and a $28,837 write-off of the Company’s expired brownie inventory. In 2016 the obsolescence expense related primarily to expiring hemp-infused beverage product.

Operating Expenses

For the year ended June 30, 2017, operating expenses were $7,265,097 or 1,807% of sales, compared to $3,649,412 or 339% of sales for the year ended June 30, 2016, an increase of $3,615,685 or 99%. Areas in which the Company experienced material changes in operating expenses are discussed below.

General and Administrative

For the year ended June 30, 2017, general and administrative expenses were $5,751,464 or 1,431% of sales, compared to $2,142,984 or 199% of sales for the year ended June 30, 2016, an increase of $3,608,480 or 168%. The increase in general and administrative expenses in 2017 was driven by an increase in officer and employee compensation, including approximately $1,439,096 in stock option-related compensation to two new outside Board Directors in the fourth quarter of fiscal year 2017, rent and storage expenses, and expenses related to the startup of the Eagle Spirit Water brand.

Advertising and Marketing

For the year ended June 30, 2017, advertising and marketing expenses were $1,513,633 or 377% of sales, compared to $1,340,428 or 125% of sales for the year ended June 30, 2016, an increase of $173,205 or 13%. The increase in advertising and marketing expenses in 2017 was due to increased promotional spending, broker commissions, promotions contractors, and advertising and promotional expenses related to the startup of the Eagle Spirit water brand.

Impairment

For the year ended June 30, 2016, the Company recorded an impairment expense of $166,000 related to its investment in Dollar Shots Club. This represented a 100% impairment on this investment. There was no impairment recorded during the year ended June 30, 2017.

Other (Income) Expense

Interest Expense

For the year ended June 30, 2017, interest expense was $1,044,431, compared to $203,496 for the year ended June 30, 2016, an increase of $840,935 or 413%. The increase in interest expense, which includes the amortization of the discount on convertible debt and interest on Series C Preferred Stock, was due to increased debt in 2017.

Debt Inducement Expense

During the year ended June 30, 2016, the Company recorded debt inducement expense of $3,887,618. In order to induce the holder of certain convertible debt to convert his note, he was issued warrants to purchase 41,454,851 shares of common stock at a reduced price. There was no debt inducement expense in 2017.

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Loss on Extinguishment of Debt

During the year ended June 30, 2016, the Company recorded a loss of $945,838 on the extinguishment of debt related to the settlement of convertible debt. There was no extinguishment of debt in 2017.

Gain on Change in Redemption Value of Series C Preferred Stock

For the year ended June 30, 2017, the Company recorded a gain of $834,242 on the change in the redemption value of the Series C Preferred stock. The redemption value of the Series C Preferred stock is determined based on a formula in the Company’s amended Articles of Incorporation. There was no change in the redemption value during the year ended June 30, 2016.

Gain on Change in Fair Value of Derivative Liability

For the year ended June 30, 2017, the Company recorded a loss on the change in fair value of derivative liability of $1,951,019 compared to a gain of $11,071,250 for the year ended June 30, 2016. In 2017 the loss resulted from the increase in the price of the Company’s underlying stock, which is used to calculate the fair value of the related derivative liability, over the period from July 1, 2016 to June 30, 2017. The gain in 2016 resulted from a decrease in the price of the Company’s stock during the year ended June 30, 2016 and the related decrease in the derivative liability.

Income Taxes

For the years ended June 30, 2017 and 2016, the Company recorded no income tax benefit due to a full valuation allowance provided on deferred tax assets resulting from net operating losses.

Liquidity and Capital Resources

As of September 30, 2017, the Company had current assets of $898,721, consisting of cash of $19,266, accounts receivable (net) of $1,657, inventory of $195,363, and prepaid expenses and other current assets of $682,435. As of September 30, 2017, we had current liabilities of $7,490,931, consisting of accounts payable and accrued liabilities of $547,137, related party convertible notes payable (net) of $438,832, convertible notes payable (net) of $782,099, other notes payable of $23,164, redemption value of Series C Preferred Stock of $1,661,424, accrued interest of $447,974, and derivative liability of $3,590,301. During the year ended June 30, 2017, the Company received proceeds of $991,350 related to private offering stock sales of 65,667,587 shares of common stock. Sales prices ranged from $.001 to $.05 per share. During the three months ended September 30, 2017, the Company received proceeds of $8,500 related to private offering stock sales of 500,000 shares of common stock.

Cash flows from operating activities

Net cash used in operating activities during the years ended June 30, 2017 and 2016 was $1,902,790 and $1,779,167, respectively. In both years the Company used funds for inventory production, sales and promotions, and administrative expenses. The increase in cash used in operating activities during the year ended June 30, 2017 was a result of increased officer and employee compensation, rent and storage expenses, and expenses related to the startup of the Eagle Spirit Water brand.

Net cash used in operating activities during the three months ended September 30, 2017 was $396,930 compared to $566,056 during the three months ended September 30, 2016. The change was principally driven by management’s efforts to conserve cash during 2017.

Cash flows from investing activities

Net cash used in investing activities during the years ended June 30, 2017 and 2016 was $89,870 and $119,042, respectively. In 2017 the Company invested in the startup of the Eagle Spirit Water brands as well as delivery vehicles and computer equipment. During 2016 the Company’s investment primarily related to the acquisition of several delivery vehicles.

Net cash used in investing activities during the three months ended September 30, 2017 was $1,013 compared to $41,409 during the three months ended September 30, 2016. In 2017 the Company made equipment acquisitions of $1,013 compared to 2016 when the Company made investments in Rocky Mountain High Water Company of $39,774 and net equipment acquisitions of $1,635.

Cash flows from financing activities

Net cash provided by financing activities during the years ended June 30, 2017 and 2016 was $1,982,080 and $1,904,738, respectively. In both years, over 50% of the net cash provided by financing activities was from the proceeds of sales of common stock with the remainder coming from net proceeds of notes payable. In 2017 the Company received proceeds of $991,350 from the issuance of common stock, compared to $1,282,406 in 2016.

Net cash provided by financing activities during the three months ended September 30, 2017 was $325,534 compared to $505,210 during the three months ended September 30, 2016. In 2017, proceeds of $220,000 were from the issuance of convertible notes payable compared to $220,000 in 2016. The Company also issued $100,000 in related party notes payable in the three months ended September 30, 2017 compared to $35,000 in 2016. In 2016 the Company issued a note payable for $35,960 related to the purchase of office furniture and equipment. Repayments on that note were $2,966 during the three months ended September 30, 2017. In 2017 there were proceeds of $8,500 from the issuance of stock compared to $214,250 in 2016.

Material Indebtedness

Recently, the Company’s operations have been funded primarily through the private sales of common stock or the issuance of convertible promissory notes, which are convertible to common stock at fixed prices ranging from $0.01 to $0.024, at discounts to market price ranging from 20% to 50%, or combinations thereof. As of September 30, 2017 the Company had total notes payable outstanding of $1,244,095 (net of discount).

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On July 28, 2017, we executed an agreement with Eagle Equities, LLC (“Eagle Equities”) to sell up to $500,000 in convertible notes to Eagle Equities. On that same date, we issued a 12-month, convertible note bearing interest at 8% to Eagle Equities in exchange for funding $220,000, net of fees. The note is convertible to common stock at a 45% discount to market based on a look-back formula. The Company has the ability to obtain additional funding of $220,000 by issuing another convertible note to Eagle Equities eight months from the date of the original note.

On October 12, 2017 the Company executed an Equity Financing Agreement (“EFA”) with GHS Investments LLC (“GHS”). Under the agreement, GHS has committed to purchase up $12 million of the Company’s common stock over a 24-month period at a 20% discount off the market price, as defined in the agreement. The agreement contains certain restrictions on the timing of the stock purchases and requires the Company to file a registration statement with the Securities and Exchange Commission to register the common shares issuable under the agreement. In conjunction with the Equity Financing Agreement, the Company entered into a $250,000 secured convertible promissory note with a term of nine months and bearing interest at 10%. The note is convertible to common shares based on a formula with a discount to market price. On November 2, 2017, the Company entered into a second $250,000 secured convertible promissory note with similar terms after filing a registration statement on Form S-1 on November 11, 2017. The Company expects to fund its operational and investing needs through the EFA over the next two years.

Future Liquidity Requirements

The anticipated operational shortfall for the next twelve months is approximately $2,000,000. Our monthly cash burn rate for fixed costs is approximately $140,000, or $1,680,000 on an annual basis. In the next twelve months the Company anticipates an increase in inventory production and advertising and marketing expenditures as we launch our new product offerings. These cash expenditures will likely exceed cash collections in the first few months of calendar year 2018. We estimate this net shortfall to approximate $320,000 in the next twelve months.

The Company expects the EFA with GHS to cover the operational shortfall over the next twelve months. In the event that the EFA does not provide adequate funding, either for contractual, market, or other reasons, the Company would seek funding from other financing sources as it has done in the past. There are no guarantees the Company would be able to source such incremental funding. In this case, the Company would have to curtail its expansion plans.

Below is a summary of the potential total proceeds to be received under the EFA under a range of trading prices, including our $0.0158 February 2, 2018 closing price and prices which are 30% greater and lesser than such price in order to reflect a range of possibilities depending on the price fluctuations which are typical of our common stock:

	@ 80% of Close	@ 80% of Close (+30%)	@80% of Close (-30%)
Closing Stock Price - February 2, 2018	$0.01580	$0.01580	$0.01580
As Adjusted for Discount	$0.01264	$0.01643	$0.00885
Registered Shares	250,000,000	250,000,000	250,000,000
Total Proceeds	$3,160,000	$4,108,000	$2,212,000

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Plans for Meeting Debt Obligations and Reaching Profitability

Going forward, the Company intends to fund its operations and meet its debt obligations through:

•	Generating revenue through our sales and marketing efforts in our day-to-day operations.

•	Selling common stock and debt directly to accredited investors.

We project increased sales revenue in fiscal year 2018 as we execute our updated strategy, which includes updating our can design and formulas.

On December 4, 2017, we entered into a three-year Master Manufacturer Agreement (the “Agreement”) with CBD Alimentos SA de CV (“CBD”), a Mexican food and beverage distributor. Under the Agreement, CBD will be our exclusive distributor in Mexico of all of our energy and soft drinks with hemp seed oil and hemp seed extract. In turn, we will be CBD’s exclusive supplier of such products. For the exclusivity to remain effective through 2018, we must supply, and CBD must purchase, at least 16,000,000 cans. Volume requirements for 2019 will be negotiated. The beverages supplied to CBD will be private label products made to order for CBD, and we will cooperate on laboratory and taste-testing of each batch of beverages at the copacking facility. CBD’s initial purchase order will be at least 8,000,000 cans, with a 50% deposit on all orders to be segregated into a separate operating account established and maintained by the Company. CBD will maintain a positive cash balance in the account at all times. The Company will have full unilateral authority to disburse funds from the account to vendors, suppliers, copackers and the Company solely for the purposes of production and the Company’s margin on the sale.

Set forth below is management’s estimate of the gross revenues to be received under the Agreement with CBD, together with management’s projections of other sales, costs of sales and operating expenses, and net income or loss for each quarter in 2018. These projections are based on, and subject to, the notes and assumptions set forth below. In addition, these estimates should be read in conjunction with our historical Results of Operations and our Risk Factors, as disclosed above:

	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Projected Year Ending December 31, 2018	Actual Year Ended June 30, 2017
Sales-Private Label(1)	$—	$3,600,000	$1,800,000	$1,800,000	$7,200,000	$—
Sales-Other(2)	55,000	330,000	990,000	2,625,000	4,000,000	401,974
Sales	55,000	3,930,000	2,790,000	4,425,000	11,200,000	401,974
Cost of Sales(3)	22,000	3,332,000	1,996,000	2,650,000	8,000,000	251,920
Gross Profit	33,000	598,000	794,000	1,775,000	3,200,000	150,054
Operating Expenses(4)	1,124,250	934,750	1,007,749	979,751	4,046,500	7,265,097
Income (Loss) from Continuing Operations	$(1,091,250)	$(336,750)	$(213,749)	$795,249	$(846,500)	$(7,115,043)

(1) Sales to private label customer CBD Alimentos SA de CV.  The amount is based on a contractual minimum purchase of 16,000,000 cans of hemp-infused beverage at an estimated $.45/can selling price.  Quarterly amounts are based on expected timing of receipts of purchase orders, production, and shipping beginning in Q2 2018.

(2) Sales-Other consists of sales of the Company's newly branded HEMPd full-plant hemp extract products, consisting of 17 different products which will be sold directly to consumers through on-line websites, including Amazon, our own Company website, other online retailers and mainstream retail. The Company will also market monthly subscriber programs to drive revenue. Because of strong consumer demand in this market segment, the number of products the Company is offering and the resources the Company has allocated to the launch, support and growth of the HEMPd product line, it is projected to generate sales of $3,500,000 in 2018. Additionally, Eagle Spirit Spring Water and the next generation of our Rocky Mountain High functional beverages are included in this category and are projected to generate sales of $500,000 in 2018.

(3) Total Cost of Sales consists of Cost of Sale-Private Label and Cost of Sales-Other as follows:

	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Projected Year Ending December 31, 2018	Actual Year Ended June 30, 2017
Cost of Sales-Private Label (A)	$—	$3,200,000	$1,600,000	$1,600,000	$6,400,000	$—
Cost of Sales-Other (B)	22,000	132,000	396,000	1,050,000	1,600,000	251,920
Total Cost of Sales	$22,000	$3,332,000	$1,996,000	$2,650,000	$8,000,000	$251,920

(A) Cost of Sales-Private Label is 89% of Sales-Private Label. Our private label customer in 2018 is contractually required to prepay to the Company all components of cost of sales, which consists of ingredients, packaging materials, co-packing costs, and freight. As a result, the Company will not be required to fund these costs on its own. Further, the Company will not incur advertising, marketing, or inventory carrying costs related to the private label contract. As a result, the Company agreed to a lower than normal gross profit margin of 11%. The Company will enter into its own agreements with the flavor house, the can manufacturer, the copacker and the freight provider directly. Since the agreement with CBD specifies product that cannot be readily sold through our other channels of distribution domestically, the Company required that the costs incurred under the agreement be funded entirely, in advance, by CBD.

(B) Cost of Sales-Other is 40% of Sales-Other. The Company also expects significantly quicker inventory turnover than in the historical period on sales of its new products, which are included in Sales-Other. The Company will be able to produce smaller inventory batches with significantly shorter re-order times and utilize collections from those sales to purchase additional inventory.

(4) Represents the Company's advertising, marketing, and general and administrative expenses.  Advertising and marketing expenses peak in the first quarter of calendar year 2018 in preparation for the launch of the Company's new product lines.

Under our agreement with CBD, the Company is required to deliver finished goods inventory to CBD’s warehouse in Laredo, Texas. CBD is responsible for securing all permits from the Mexican government and exporting the inventory into Mexico. The Company has no responsibility associated with the exportation of the inventory produced under our contract with CBD into Mexico.

We believe that our revenues to be received from CBD under the Agreement, in combination with our other revenues, will be sufficient to fund required installment payments under our Notes with GHS. For the year ended June 30, 2017, our sales were negatively impacted by our inability to secure funding to produce inventory and provide direct sales support, advertising, and promotion.  The main factor deterring funding sources was our lawsuit with a shareholder.  That lawsuit’s settlement in October 2017 allowed us to pursue and ultimately obtain a significant funding source.  With this funding, as represented by the EFA, we will have the ability to produce additional inventory and fund sales efforts, including marketing, advertising, point-of-sale materials, and customer support.

Investors in our common stock should be cautioned, however, that our recent operating history reflects significant losses, as illustrated by our June 30, 2017 annual results shown above and by our historical financial statements included in this Prospectus. As a result of our new private label contract with CBD Alimentos SA de CV, as well as our increased ability to fund the production of substantial new product inventory and provide for direct sales support, advertising, and promotion, our management believes that the sales and operating revenue projections above are reasonable. Because we lack a recent historical track record of increasing sales and operating revenues, however, investors should not attribute undue certainty to management’s projections. In addition, these projections should be considered in light of the potential difficulties, complications and delays which may be encountered in our attempts to expand our operations and sales. Please see “Risk Factors,” above for more information.

We intend to retain our future earnings in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future.

Going forward, the Company intends to achieve profitability by:

1.	Updating and maintaining its long-term strategic plan

The Company has recently updated its long-term strategic plan. Management’s goal is to become the category leader in the hemp-infused beverage market, a segment of the functional beverage market. Functional beverages, or beverages that convey health benefits, are the fastest growing segment within the beverage market.

2.	Focusing on core products

The Company is developing four newly reformulated, sugar-free, non-energy, hemp-infused beverage flavors. In addition to the new formulas, the beverages will feature 12 oz. cans, an all-new look and will replace all current hemp-infused beverage offerings. Two of the four beverage flavors will be carbonated. Flavor choices will be similar to past offerings. Management plans to begin production on the new beverages in January 2018. Marketing will focus on the health benefits of hemp, including Omega-3 and Omega-6 fatty acids, amino acids, and natural, plant-based fiber.

The Company is also reviewing its other product offerings, but there are no immediate plans to produce additional Relaxation Brownies or energy shots.

The Board of Directors is currently evaluating its plans with regard to the Eagle Spirit Water business.

3.	Revising its go-to-market strategy

The Company is re-assessing its go-to-market strategy. Specifically, channels of distribution and distributor and broker agreements are being reviewed.

4.	Concentrating on key markets

Management plans to focus on key domestic markets.

5.	Re-building its team of senior executives

The Company plans to hire a Vice President of Sales and a Director of Marketing during fiscal year 2018. These executives will be key to the successful roll-out of the Company’s newly reformulated products and key market strategy.

Off-Balance Sheet Arrangements

As of June 30, 2017, there were no off-balance sheet arrangements.

Going Concern

The Company has a shareholders’ deficit of $7,304,278, an accumulated deficit of $26,154,633 as of June 30, 2017, and has generated operating losses since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue raising capital from third parties.

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On February 28, 2017, LSW Holdings, LLC (“LSW”) purchased all outstanding shares of Series A Preferred Stock from our former controlling shareholder. Our Vice President of International Sales is the Managing Member of LSW. Both parties to the agreement assured management that the purchase agreement requires LSW to provide the Company sufficient capital to move forward with its expansion plans. Management has recently obtained the executed agreement and determined that agreement contains no such requirement. As a result, management is actively pursuing other funding arrangements with outside investors and creditors.

Critical Accounting Policies and Estimates

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We do not believe that the following accounting policies currently fit this definition:

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of the Company’s estimates could be affected by external conditions, including those unique to its industry, and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from its estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company follows the guidance of the Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition.” It records revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns has been provided. Payments received prior to shipment of goods are recorded as deferred revenue.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

The Company has a policy of reserving for uncollectible accounts based on the best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support accounts receivable and perform ongoing credit evaluations of customers and maintain an allowance for potential bad debts if required.

It is determined whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. The Company may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate the collectability of receivables.

Inventories

Inventories, which consist of the Company’s product held for resale, are stated at the lower of cost, determined using the first-in, first-out, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company's statements of operations.

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Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

  Level 1 — quoted prices in active markets for identical assets or liabilities.
  Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable.
  Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

The derivative liability, which relates to the conversion feature of convertible debt and common stock warrants and options, is classified as a Level 3 liability, and is the only financial liability measure at fair value on a recurring basis.

The change in the Level 3 financial instruments is as follows:

Balance, June 30, 2015	$11,504,057
Issued during the year ended June 30, 2016	3,887,618
Converted during the year ended June 30, 2016	$(2,102,681)
Change in fair value recognized in operations	$(11,071,250)
Balance, June 30, 2016	$2,217,744

Issued during the year ended June 30, 2017	$1,383,650
Exercises/Conversions	$(479,834)
Change in fair value recognized in operations	$1,951,019
Balance, June 30, 2017	$5,072,579

The estimated fair value of the derivative instruments were valued using the Black-Scholes option pricing model, using the following assumptions as of June 30, 2017 and June 30, 2016:

	2017	2016
Estimated Dividends	None	None
Expected Volatility	114%	45%
Risk Free Interest Rate	.84%	.12%
Expected Term	.1 to 2.0 years	1 .1 to 5.5 years

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flow and recognizes an impairment loss when the estimated undiscounted future cash flow expected to result from the use of the asset plus the net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When the Company identifies an impairment, it reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values. For the year ended June 30, 2016, the Company recorded an impairment expense of $166,000 related to its investment in Dollar Shots Club. This represented a 100% impairment on this investment. There was no impairment recorded during the year ended June 30, 2017.

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Share-Based Payments

Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values, in accordance with FASB ASC Topic 718. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented.

The Company issued restricted stock to consultants and employees for various services. Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is to be measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities.” Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Preferred Stock

We apply the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity” when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. We classify conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control, as temporary equity. At all other times, we classified our preferred shares in stockholders’ equity. Our preferred shares do not feature any redemption rights within the holders’ control or conditional redemption features not within our control. Accordingly, unless otherwise noted, all issuances of preferred stock are presented as a component of consolidated stockholders’ equity (deficit).

Advertising

Advertising and marketing expenses are charged to operations as incurred.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has no material uncertain tax positions.

Recently Issued Accounting Pronouncements

Unless otherwise noted, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of our election, our financial statements may not be comparable with other public companies.

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In August 2014, the FASB issued Accounting Standard Update No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40), (ASU No. 2014-15), which requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. ASU No. 2014-15 is effective for the Company beginning July 1, 2017.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which will replace most existing revenue recognition guidance in U.S. GAAP and is intended to improve and converge with international standards the financial reporting requirements for revenue from contracts with customers. The core principle of ASU 2014-09 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU 2014-09 also requires additional disclosures about the nature, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. ASU 2014-09 allows for adoption either on a full retrospective basis to each prior reporting period presented or on a modified retrospective basis with the cumulative effect of initially applying the new guidance recognized at the date of initial application, which will be effective for the Company beginning July 1, 2019. The Company is currently evaluating the impact of ASU 2014-09, including the transition method, on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this update simplify the presentation of deferred income taxes and require that deferred tax liabilities and assets be classified as noncurrent in a consolidated statement of financial position. These amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The amendments will be effective for the Company beginning July 1, 2018. If the Company chooses retrospective application, the impact of ASU 2015-17 would not be material to the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which requires lessees to recognize on the balance sheet a right-of-use asset, representing their right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for the Company beginning July 1, 2020. The Company is currently evaluating the impact that ASU 2016-02 will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. ASU 2016-09 is effective for the Company beginning July 1, 2018 and will require us to prospectively recognize excess tax benefits and tax deficiencies in the consolidated statement of income when the awards vest or are settled. Additionally, the guidance requires excess tax benefits to be presented as an operating activity in the statement of cash flows rather than as a financing activity. The Company is currently evaluating the impact of ASU 2016-09 on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Measurement of Credit Losses on Financial Instruments, which requires measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning July 1, 2021 and the Company is currently evaluating the impact that ASU 2016-13 will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is required to be applied prospectively and will be effective for the Company beginning July 1, 2019. The impact on our consolidated financial statements will depend on the facts and circumstances of any specific future transactions.

BUSINESS

Our Current Business

Under its Rocky Mountain High Brands name, the Company currently markets a lineup of five hemp-infused 16 oz. beverages including:

•	Naturally Flavored Citrus Energy Drink - A citrus energy drink that contains 100mg hempseed extract and is complemented with ginseng and guarana extract, caffeine and other ingredients

•	Naturally Flavored Mango Energy Drink - A mango energy drink that contains 100mg hempseed extract and is complemented with ginseng and guarana extract, caffeine and other ingredients.

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•	Low Calorie Coconut Lime Energy - A low-calorie coconut lime energy drink that contains 100mg hempseed extract and is complemented with ginseng and guarana extract, caffeine and other ingredients.

•	Naturally Flavored Lemonade - A lemonade drink that contains 100mg hempseed extract and is complemented with ginseng extract and other ingredients.

•	Naturally Flavored Black Tea - A black tea drink that contains 100mg hempseed extract and is complemented with black tea and ginseng extract and other ingredients.

The Company is also currently marketing a two-flavor lineup of energy shots.

The Company plans to sell its remaining inventory of these products during the first half of fiscal year 2018. In order to execute this plan, the Company will offer larger discounts to distributors and retailers and higher commissions to its broker network, likely resulting in lower gross profit margins for the first and second quarter of 2018.

Our Eagle Spirit Land and Water Company currently markets its naturally high alkaline spring water in two sizes: a 16.9 oz. plastic bottle sold in cases of 24 and a 2.64-gallon (10-liter) Bag in a Box.

The Company has recently updated its long-term strategic plan. Management’s goal is to become the category leader in the hemp-infused beverage market, a segment of the functional beverage market. Functional beverages, or beverages that convey health benefits, are the fastest growing segment within the beverage market.

The Company is developing five newly reformulated, sugar-free, non-energy, hemp-infused beverage flavors. In addition to the new formulas, the beverages will feature 12 oz. cans, an all-new look and will replace all current hemp-infused beverage offerings. Flavor choices will be similar to past offerings. Management plans to begin production on the new beverages in February 2018. Marketing will focus on the health benefits of hemp, including Omega-3 and Omega-6 fatty acids, amino acids, and natural, plant-based fiber.

The Company is also reviewing its other product offerings, but there are no immediate plans to produce additional Relaxation Brownies or energy shots.

The Company also plans to hire a Vice President of Sales and a Director of Marketing during fiscal year 2018.

Sales Channels

The Company depends upon a network of brokers and distributors to represent its product in the market. During its first year of operation, the Company signed twenty-four distributors across the country. For the year ended June 30, 2017, the Company’s two largest distributors accounted for 50% and 7% of sales, respectively.

The various distribution channels differ in costs, customer relationships, complexity and the resources required to operate the channel. We strategically build sales distribution channels to match and reinforce the goals and objectives of our marketing plan. To increase competitiveness and sales, we have a specific sales strategy in order to maximize revenues that includes the following:

Direct Selling

We utilize direct sales to retailers, which eliminates the delays and additional expense of a standard distribution channel. In this way we are better able to preserve more revenue, and protect capital under the control of the company. Direct selling to certain segments supports our marketing plan that has identified, researched and segmented certain final customers.

We utilize Amazon and our two proprietary websites – www.liverockymountainhigh.com and www.eaglespiritspringwater.com – to sell directly to consumers.

Wholesale Distribution

Another sales channel includes wholesale distribution. This method is designed for our potential customers who are widely dispersed. Wholesale distribution leaves the selling to wholesalers and retailers specialized in retail sales, which enables us to focus on production. Product is sold to distributors under a variety of terms from cash to credit terms.

Beverage Brokers

Beverage brokers develop local, regional, and national product campaigns with attention to long-term sustainable success. They assist in matching brands with the needs of an evolving market. Scheduling appointments, making presentations, securing product approval, and shelf resets, have added greatly to the time line from ship to shelf, making the role of the beverage broker all the more important. Beverage brokers represent a cost-efficient method of doing business for our drink brands. A commission-based beverage broker is a variable cost directly tied to the volume sold.

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The Company is re-assessing its go-to-market strategy. Specifically, channels of distribution and distributor and broker agreements are being reviewed. Going forward, management plans to focus on key domestic markets.

Outsourced Production and Storage Services

In May 2016, the Company executed a one-year agreement with MBA Beverage to coordinate the manufacturing of our hemp-infused beverage products. MBA Beverage acted as our outsourced supply-chain management and coordinated every aspect of the manufacturing process. The contract expired in May 2017. We have not executed a new contract with MBA Beverage or any other outsourced production coordinator.

Blues City Brewery, LLC (“Blues City”) in Memphis, Tennessee, a subsidiary of City Brewing Company, LLC, has completed all of beverage production and canning to-date. Blues City is an FDA registered facility that is audited annually to ensure compliance with FDA GMP (Good Manufacturing Practices) for food safety. MBA Beverage schedules beverage production with Blues City. Upon completion of the production, the Company stores finished product at Blues City, awaiting sale to our distributor network. The Company does not contract with Blues City directly.

Sovereign Flavors of Santa Ana, California collaborates with the Company for product formulation under an informal agreement. The Company owns the propriety formulas to our products.

Our naturally high alkaline spring water is cold-filtered and packaged by a third-party water processor, Water Event Pure Water Solutions (“Water Event”).

 Intellectual Property

We currently hold the following trademarks related to our products:

•  Rocky Mountain High Energy Drink

•  Smarterita

•  Totally Hemp Crazy

•  Blue Leaf

•  Rock the Road Trip

•  Eagle Spirit Spring Water

•  Hemp Fit

Regulatory Matters

We are subject to numerous federal, state, local, and foreign laws and regulations, including those relating to:

•	The production of beverages and other related products;

•	The preparation and sale of beverage;

•	Environmental protection;

•	Interstate commerce and taxation laws; and

•	Workplace and safety conditions, minimum wage and other labor requirements

Since our hemp-based products are derived from industrial hemp containing a tetrahydrocannabinol (“THC”) level of 0.3% or less, they are not subject to the Controlled Substances Act. The express language of the federal Controlled Substances Act (“CSA”) provides that hemp stalk, fiber, oil, and sterilized seed are not controlled as marijuana. Thus, products containing industrial hemp – defined as the cannabis sativa plant containing a THC level of 0.3% or less - have been sold legally in every state in the U.S. for decades. In 2004, the U.S. Court of Appeals invalidated U.S. Drug Enforcement Administration (“DEA”) regulations that would have banned the manufacture and sale of edible products made from hemp seed and oil. Hemp Industries Ass’n v. Drug Enforcement Administration, 357 F.2d 1012 (9th Cir. 2004). For this reason, U.S. companies may import hemp stalk, fiber, seed and oil, to trade in it, and to use it in the manufacture of products. The Company purchases imported hemp seed extract and uses it in the manufacture of its products. The Company does not have plans to grow marijuana, distribute marijuana or infuse our food or beverage products with marijuana, as defined in the Controlled Substance Act.

Our products are derived from industrial hemp, not marijuana. There is a clear scientific distinction between the two plants: Our products contain less than 0.3% tetrahydrocannabinol (“THC”), the psychoactive compound found in marijuana. (Most marijuana contains over 10% THC). There is also a clear legal distinction between the two plants. While marijuana is illegal under U.S. federal law (and Mexican law), the industrial hemp used in our products is 100% legal at the federal level. That’s because it is grown under a duly-licensed state agricultural pilot program conducted by the Colorado Department of Agriculture, as authorized by the 2014 U.S. Farm Bill. The Farm Bill explicitly exempts our hemp products from the definition of “marijuana” and explicitly exempts our hemp products from the purview and regulation of the Controlled Substances Act. Furthermore, the 2016 Omnibus Appropriations Act specifically instructs federal agencies not to interfere with the transport or sale of pilot program hemp products such as ours, meaning that exportation into Mexico is protected by federal law. Under our agreement with CBD Alimentos SA de CV (“CBD”), the Company is required to deliver finished goods inventory to CBD’s warehouse in Laredo, Texas. CBD is responsible for securing all permits from the Mexican government and exporting the inventory into Mexico. The Company has no responsibility associated with the exportation of the inventory produced under our contract with CBD into Mexico.

Furthermore, while Mexican law prohibits the sale or possession of marijuana, there is a clear exception for our hemp products under Article 234 of the General Health Laws, that states that persons may market, export, and import “products that contain cannabis derivatives in concentrations of 1% or less of THC and that have broad industrial uses in compliance with the requirements established in health regulations.” The Company understands that CBD has already received permits for the sale of hemp-derived products with Mexican legal and regulatory authorities, signifying the legality of hemp-derived products under Mexican law.

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Our beverage products are not subject to direct FDA approval as the FDA does not perform review testing or approval of food, beverages or dietary supplements. The FDA requires that we manufacture our products in commercial manufacturing facilities that are annually audited to ensure that they pass inspection based on Good Manufacturing Practices for food safety.

Possession of hemp in the United States is legal, including possession of the sterilized seed, hemp seed oil, hemp seed flour, hemp seed cake, hulled hemp seeds, hemp clothing, hemp fabrics, hemp fuel or any other product made from industrial hemp. Because the industrial hemp plant is the same species as marijuana, until recently, it has been illegal for U.S. farmers to grow the plant itself. However, in the federal Agricultural Act of 2014, Congress specifically exempted from the CSA cultivation of industrial hemp under agricultural pilot programs authorized by state law.

Employees and Independent Contractors

The Company currently has five officers and two non-officer employees. The Company uses independent contractors, when necessary, to support operational or back-office functions.

Properties

At present, we do not own any real property.  As of June 30, 2017, we leased approximately 7,000 square feet of office space at 9101 LBJ Freeway, Suite 200, Dallas, Texas 75243. Our lease period began on September 1, 2016 and terminates on August 31, 2019. Payments under the lease are as follows:

Lease Period	Base Rent (monthly)
9/1/2016 to 8/31/2017	$7,715.00
9/1/2017 to 8/31/2018	$7,972.17
9/1/2018 to 8/31/2019	$8,229.33

In connection with the new lease, we also purchased used office furniture from the landlord and financed this purchase with a note payable in the amount of $40,122 with an interest rate of 0% and monthly payments of $1,114 over thirty-six monthly installments.

The Company leases the following warehouse space on a month-to-month basis:

•	Water Event, Carrollton, Texas – we currently lease space for both hemp-infused beverages and spring water. The Company also stores small quantities of ice barrels and other packaging at this location.

•	Blues City Brewery, Memphis, Tennessee – we currently lease space for hemp-infused beverages.

Our monthly rents at both locations vary depending on how much inventory is stored. Inventory levels fluctuate based on production and sales.

The Company is currently evaluating its growth requirements and researching alternatives to lower its recurring expenses for warehouse space.

Legal Proceedings

Eighteenth Judicial Circuit Court of Seminole County, Florida, Rocky Mountain High Brands, Inc. v. Roy Meadows, David Meadows et al, Case No. 2016-CA-000958-15-W.

This proceeding involved various claims relating to promissory notes and warrants issued to Roy Meadows, and related issues. On October 6, 2017, we entered into agreements which settle in full our pending litigation with Roy Meadows. As more fully set forth our Release and Settlement Agreement with Mr. Meadows, the key points of the settlement are as follows:

•	Mr. Meadows holds a promissory note dated March 25, 2015 with a principal balance of $1,107,606 and accrued interest, per our books as of October 6, 2017, of $280,253 (the “First Meadows Note). GHS Investments, LLC (“GHS”) has agreed to purchase the $1,107,606 principal balance due and owing under the First Meadows Note from Mr. Meadows for a cash payment in the amount of $1,000,000. Mr. Meadows’ rights under the First Meadows Note with regard to the $1,107,606 principal balance, together with his security interest granted thereunder, are assigned to GHS.

•	$20,000 of the $280,253 in accrued interest due and owing under the First Meadows Note will be converted by Mr. Meadows to 20,000,000 shares of our common stock (the “Meadows Conversion Shares”).

•	All remaining accrued interest due under the First Meadows Note is released.

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•	A second promissory note held by Mr. Meadows dated October 13, 2015 (the “Second Meadows Note”) in the principal amount of up to $500,000.00 is released by Mr. Meadows.

•	Mr. Meadows holds two outstanding warrants to purchase 41,454,851 and 13,166,064 shares of our common stock, respectively (the “Meadows Warrants”). Immediately upon the legal effectiveness of the pending amendment to our Articles of Incorporation to increase our authorized common stock to 4,000,000,000 shares, the Meadows Warrants shall be exchanged for 25,000,000 shares of our common stock (the “Meadows Warrant Exchange Shares”). As described in our Information Statement on Schedule 14C filed October 2, 2017, the articles amendment is expected to effective on or about October 30, 2017.

•	All claims and causes of action between us and Mr. Meadows are released, effective upon delivery of all consideration to Mr. Meadows called for under the Release and Settlement Agreement. Upon such effectiveness, the parties will file an appropriate stipulation for dismissal of any and all litigation by and between the Registrant and Mr. Meadows.

•	In the litigation with Mr. Meadows, we had asserted that, under an Exchange Agreement dated November 3, 2015 (the “Exchange Agreement”), the First Meadows Note was exchanged for shares of our Series C Preferred Stock. Mr. Meadows has asserted that the Exchange Agreement was breached and of no legal effect. As recited in the Release and Settlement Agreement with Mr. Meadows, we affirm that the Exchange Agreement is null and void. Further, we affirm that Mr. Meadows is not, and never has been, an “affiliate” of the company within the meaning of Rule 144(a)(1) or otherwise, and that he is not and has never been an owner of 10% or more of any class of our capital stock.

•	Mr. Meadows’ resale of the Meadows Conversion Shares and the Meadows Warrant Exchange Shares is subject to the following leak-out provisions:

•	Stock price at or above $0.06 per share. There shall be no restrictions for any sales of the shares at or above a price of $0.06 per share.

•	Stock price below $0.06 per share. With respect to any sales of the shares at a price below $0.06 per share, any such sales during each trading day shall be limited to no more than 10% of the aggregate volume of our common stock in the immediately preceding trading day.

Separately, also on October 6, 2017, we entered into a Release and Settlement Agreement with Donna Rayburn, an individual who was, at one time, a party to the litigation involving Mr. Meadows. Mrs. Rayburn held a promissory note in the principal amount of $165,000 dated February 2, 2015 (the “Rayburn Note”), under which we have repaid $197,773.95. In addition, Mrs. Rayburn holds a warrant to purchase 10,000,000 shares of our common stock. Mrs. Rayburn has asserted claims for additional payment under the Rayburn Note and has asserted claims for the issuance of additional warrants. Effective immediately, these claims, and all claims and causes of action between us and Mrs. Rayburn, are released. The security interest granted to Mrs. Rayburn under the Rayburn Note will also be terminated.

192nd Judicial District Court of Dallas County Texas, filed February 16, 2017, DC-17-02058. Rocky Mountain High Brands, Inc. v. Dewmar International BMC, Inc. RMHB filed suit against Dewmar for breach of contract and for an accounting. RMHB is in the process of obtaining a default judgment against Dewmar for its failure to file an answer to the suit.

134th Judicial District Court of Dallas County, Texas, filed April 28, 2017. Rocky Mountain High Brands, Inc. v Lyonpride Music, LLC. RMHB filed suit against Lyonpride for fraud and for declaratory relief with respect to a contract between the parties. RMHB seeks monetary damages against said Defendant.

134th Judicial District Court of Dallas County, Texas. Filed June 26, 2017. Rocky Mountain High Brands, Inc. v Statewide Beverage Company, Inc. RMHB has filed suit for breach of contract, common law fraud and declaratory relief.

Los Angeles Superior Court, BC669367, filed July 24, 2017. Statewide Beverage Company, Inc. v. Rocky Mountain High Brands, Inc. Statewide filed a breach of contract claim, dealing with the same fact issues in the above case of RMHB v Statewide. RMHB still has not been served in this case.

MANAGEMENT

The following table presents information with respect to our officers, directors and significant employees as of the date of this report:

The following table sets forth, as of October 31, 2017, 2017, the name, age and positions of our executive officers and directors.

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NAME	AGE	POSITION
Michael Welch	64	Chairman of the Board, President and Chief Executive Officer

Jens Mielke	51	Chief Financial Officer

David Seeberger	61	Director and Vice President, Legal

Charles Smith	60	Director and Chief Operating Officer

Winton Morrison	79	Director

The business background and certain other information about our directors and executive officers is set forth below: MICHAEL WELCH – CHAIRMAN OF THE BOARD, PRESIDENT, AND CHIEF EXECUTIVE OFFICER

Michael Welch joined the Company in January 2016 as Chief Financial Officer. He was appointed President and Chief Executive Officer in February 2016. In September 2017, Mr. Welch was appointed Chairman of the Board of Directors.

Mr. Welch brings more than thirty years of executive and financial management experience to the Rocky Mountain High Brands team. Prior to joining RMHB, Mr. Welch served as CFO Managing Partner for Aventine Hill Partners, a professional services firm from July 2014 to December 2015. Mr. Welch served as Chief Financial Officer and Consultant for multiple small cap companies in Dallas, Texas from June 2011 to June 2014. Mr. Welch was the Chief Financial Officer and one of the founders of Stephan Pyles Concepts, a Dallas-based, privately-held restaurant holding company from February 2005 to May 2011.

In the late 90’s, Mr. Welch was part of the founders group of Resources Global Professionals (RGP), a publicly-traded, international consulting firm that was initially owned by Deloitte. Prior to his involvement with RGP, for more than ten years Mr. Welch was employed by Landmark Land Company, a publicly traded multi-state real estate developer and operator of golf and tennis resorts and hotels, commercial and residential real estate, life insurance, mortgage and savings and loans. His positions included Chief Operating Officer, Vice President of Management Systems, and Controller. Mr. Welch also served as Chief Financial Officer of Oak Tree Savings Bank, a subsidiary of Landmark Land Company and a statewide savings and loan based in New Orleans, LA.

Mr. Welch is an alumnus of the audit staff at Deloitte and joined the firm immediately after earning a Bachelor of Business Administration from the University of Oklahoma. Mr. Welch is a Louisiana CPA (inactive status) and has recently completed a term on a not-for-profit board. Mr. Welch currently serves on an Advisory Board for a privately held services company with which he directed a management-led buyout from the founder of the company.

JENS MIELKE – CHIEF FINANCIAL OFFICER

Jens Mielke joined the Company in August 2016 as Chief Financial Officer.

Mr. Mielke has over 28 years’ experience in accounting and finance leadership positions. Prior to joining RMHB, Mr. Mielke was National Partner, Technical Accounting for Aventine Hill Partners, a Texas-based professional services firm. He founded and led that firm’s Technical Accounting Group where he provided technical accounting and finance services to public and private clients. Prior to Aventine Hill, Mr. Mielke was Chief Financial Officer for a high-growth, publicly-traded retailer, but spent the majority of his career at Deloitte where he was audit partner in the firm’s Dallas office. He also previously served as senior financial analyst at PepsiCo’s corporate headquarters in Purchase, NY. His experience includes working with public and private companies in strategic management, accounting, financial reporting, Sarbanes-Oxley compliance, investor relations, initial and secondary public offerings, mergers, acquisitions and divestitures, process improvement and systems implementations.

Mr. Mielke received his Master and Bachelor of Business Administration degrees from Southern Methodist University. He has been a Certified Public Accountant in the State of Texas since 1991. He serves on the Board of Directors of the Dallas Chapter of Financial Executives International.

CHARLES SMITH – DIRECTOR, CHIEF OPERATING OFFICER, AND PRESIDENT OF EAGLE SPIRIT LAND AND WATER COMPANY

Charles (Chuck) Smith joined the Company in February 2016 as a Director and Chief Operating Officer. In November 2016, Mr. Smith was also appointed President of Eagle Spirit Land & Water Company.

Within the last six years, Mr. Smith has served in several key strategic roles entailing a wide-range of corporate governance. During the time period from 2007 to 2014, Mr. Smith served as a Managing Partner and Managing Member of San Carlos Associates, a multi-million-dollar investment entity located in Dallas, Texas. In addition, until the properties recently sold in 2011, Mr. Smith served as a former Managing Partner and Managing member to several investment partnerships in Midland and El Paso, Texas, with indicated values that exceed $30 million. These properties included Cornerstone Village and Villa De Madison. Similarly, Mr. Smith currently retains a partnership interest and maintains a consulting relationship at Sawyers Mill in Arlington, Texas – an entity that he has maintained a relationship with since the early 1990’s.

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Mr. Smith graduated with honors from University of Texas at Dallas with a Bachelor's Degree in Economics and Finance. He has been an active participant in real estate investment opportunities for almost 35 years.

DAVID SEEBERGER – DIRECTOR AND VICE PRESIDENT, LEGAL

David Seeberger joined the Company in March 2016 as Vice President, Legal. In September 2017 Mr. Seeberger was appointed to the Board of Directors.

Mr. Seeberger received his B.A. from Grinnell College in Grinnell, Iowa and earned his J.D. from the University of Toledo - College of Law in Toledo, Ohio. Mr. Seeberger is admitted to practice before the Supreme Court of Texas and the United States District Courts for the Northern and Eastern Districts of Texas. He has also practiced in other State and Federal Courts on a pro hoc basis. Mr. Seeberger is also admitted to practice before the Securities and Exchange Commission (SEC).

Mr. Seeberger’s legal experience spans in excess of twenty-five years of professional practice within the Dallas, Texas area. Mr. Seeberger has been privileged to associate with and has been a partner in various small law firms throughout his legal career – for the past decade, Mr. Seeberger has been in private practice, and maintains membership in the State Bar of Texas and the Dallas Bar Association.

Mr. Seeberger’s career has included all areas of corporate and small business - due diligence, corporate and business litigation as well as the areas associated therewith, including general legal counsel for corporate, real estate and commercial bankruptcy proceedings and corporate turnaround efforts. Mr. Seeberger is an AV Preeminent rated attorney resulting from the AV Preeminent-Peer Review Rating as conducted by Martindale-Hubbell. Mr. Seeberger has been engaged, contracted with, or employed by RMHB since 2012.

WINTON MORRISON – INDEPENDENT DIRECTOR

Winton “Win” Morrison joined the Company in February 2016 as a Director.

Mr. Morrison is Principal Broker and Owner of Win Morrison Realty. Mr. Morrison spent many years as an IBM executive, based in the former IBM Kingston facility. He operated his own retail business for a time (the Snowflake Ski Shop), and also worked as an antique dealer for most of his adult life. Mr. Morrison opened the Kingston office of Win Morrison Realty in 1982. Win Morrison Realty now has five offices to serve the region. Currently, the company is actively pursuing expansion into other locations within other parts of the region.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to a present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time other than the Chapter 11 bankruptcy proceeding of the Company in 2013 - 2014; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

On December 16, 2013 the Company filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, Case Number 13-36434-bjh-11. In early 2013, the Company sought to acquire a barbeque company and sought to raise capital and entered into an agreement with Empire Capital LLC (“Empire”) to assist in the raising of capital for the acquisition. By late 2013, the acquisition had fallen through due to the inability to obtain the needed financing. Empire then sued the Company claiming it was owed approximately $200,000 for its services on behalf of the Company along with additional damages. The Company disputed the claims, and filed the Chapter 11 bankruptcy to restructure its current indebtedness and to provide a framework for moving forward. On May 22, 2014 the Company filed its Disclosure Statement and Plan of Reorganization, and on July 2, 2014 a hearing was held and the Plan of Reorganization was confirmed by written order of the Bankruptcy Court dated July 11, 2014.

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The material terms of the Order Confirming Debtor’s Plan of Reorganization (the “Bankruptcy Order”) are contained within the Amended Plan of Reorganization (the “Plan”). The Plan was a consensual plan, in that a majority of all creditors in all classes and the equity holders voting voted to accept the Plan. The fundamental material terms of the Plan relate to the allowance or disallowance of claims and treatment of allowed claims and classes of claims, and then to the means for execution of the Plan.

The Plan created five classes of creditors. The Plan contained a separate and distinct obligation of the Company for each of the classes of creditors. The treatment of the Company’s obligation for each class was set forth in Article 5 of the Plan. The Class 1 Claimants consisted of allowed administrative claims, and were to be paid in full on the effective date of the Plan. The only Class 1 Claimant was the Debtor’s attorney, who was paid in full after Court approval of his fee application. Class 2 Claimants consisted of allowed non-insider general unsecured claims. Those Class 2 Claimants were to be paid in full on their claims by receiving 5% of their allowed claim on the effective date of the Plan, and the remainder in 60 equal monthly payments. The Class 3 Claimants consisted of allowed insider general unsecured claims. The Class 3 Claimants consisted of three claimants and their claims were resolved by the issuance of stock of the Debtor. Class 4 Claimants consisted of the allowed claims of the Empire Group, as defined in Class 4. The Class 4 Claimants consisted of four claimants and their claims were resolved by the settlement of pending bankruptcy and non-bankruptcy litigation and other matters with the Class 4 Claimants, which included the return of shares of Debtor’s stock to treasury by one claimant of that Class and the issuance of other shares and delivery of a payment of $50,000.00 to another claimant of that Class. Class 5 Claimants consisted of allowed equity interest holders, and those claimants retained their shares of stock in the Debtor.

The means for execution of the Plan are set forth in Article 6 of the Plan, which contains the matters to be addressed by the Company, primarily those dealing with the obligations to the classes of creditors.

Committees of the Board

Until further determination by the Board, the full Board of Directors will undertake the duties of the Audit Committee, Compensation Committee, and Nominating Committee.

Audit Committee

We do not have a separately designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures, and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor. Our Board of Directors, which performs the functions of an audit committee, does not have a member who would qualify as an “audit committee financial expert” within the definition of Item 407(d)(5)(ii) of Regulation S-K. We believe that, at our current size and stage of development, the addition of a special audit committee financial expert to the Board is not necessary.

Nominating Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

•	The appropriate size of our Board of Directors;
•	Our needs with respect to the particular talents and experience of our directors;
•	The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;
•	Experience in political affairs;
•	Experience with accounting rules and practices;
•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

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Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Code of Conduct

In August 2017 the Company adopted a Code of Conduct for all directors, officers, employees, and contractors.

Director Independence

We are not a “listed issuer” within the meaning of Item 407 of Regulation S-K and there are no applicable listing standards for determining the independence of our directors. Applying the definition of independence set forth in Rule 4200(a) (15) of The NASDAQ Stock Market, Inc., we have one independent director, Winton Morrison.

Compensation of Executive Officers and Directors

Compensation Discussion and Analysis

In 2013, the Company entered into a ten-year employment agreement with Jerry Grisaffi, Chairman of the Board of Directors. Under the agreement, we agreed to compensate Mr. Grisaffi at a rate of $125,000 per year and to a bonus of $30,000 annually, or a greater amount as approved by the Company's Board of Directors. We also issued 10,000,000 shares of Series A preferred stock, 1,000,000 shares of Series B preferred stock, and 1,500,000,000 shares of restricted common stock to Mr. Grisaffi under the terms of the agreement. In June 2017, the Company and Mr. Grisaffi entered into an Indemnification and Release Agreement whereby both parties agreed to mutually release each other from the terms of Mr. Grisaffi’s employment agreement.

In 2014, the Company entered into a five-year employment agreement with David M. Seeberger, Vice President – Legal. Under the agreement, we agreed to compensate Mr. Seeberger at a rate of $120,000 per year and to bonus obligations based on the profitability of the Company. We also agreed to grant Mr. Seeberger an option to purchase 2,000,000 shares of common stock for par value at any time after January 1, 2015.

In January 2016, the Company entered into a five-year employment agreement with Michael Welch, Chief Financial Officer. Under the agreement, we agreed to compensate Mr. Welch at a rate of $120,000 per year and to pay a bonus based on the profitability of the Company. Mr. Welch also became Chief Executive Officer on March 1, 2016. His salary was increased to $150,000 per year. In addition, Mr. Welch received 10,000,000 warrants for common stock at a price of $.001 on January 4, 2016 that were exercisable on July 25, 2016.

Summary Compensation Table

The following table sets forth the compensation earned by Executive Officers during the last two fiscal years:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Warrant Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total

Michael Welch, President and CEO (1)	2017	$150,000	$—	$26,274	$—	$—	$—	$—	$176,274
	2016	68,540	—	—	447,654	—	—	10,000	$526,194
Jens Mielke, Chief Financial Officer (2)	2017	98,077	—	24,360	—	—	—	1,892	$124,329
	2016	—	—	—	—	—	—	—	$—
Charles Smith, Chief Operating Officer (3)	2017	—	—	87,000	—	—	—	—	$87,000
	2016	—	—	—	—	—	—	—	$—
David Seeberger, Vice President Legal (4)	2017	120,000	—	24,360	—	—	—	—	$144,360
	2016	38,473	—		268,511	—	—	62,915	$369,899
Lily Li, Vice President of International Sales (5)	2017	—	—	1,150,000	—	—	—	—	$1,150,000
	2016	—	—	—	—	—	—	—	$—
Jerry Grisaffi, Founder, Former Secretary and Former Chairman of the Board (6)	2017	12,946	—	131,187	—	—	—	—	$144,133
	2016	36,923	—	—	—	—	—	22,500	$59,423
Andrew Newsom, Former VP Strategy (7)	2017	—	—	—	—	—	—	—	$—
	2016	—	—	—	175,200	—	—	10,800	$186,000

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Narrative Disclosure to the Summary Compensation Table

The Company paid its officers as 1099 Contractors during the first two quarters of 2016 due to the shortage of operating cash in the company during those time periods. All officers were converted to payroll during the third quarter of fiscal year 2016.

1.	Michael Welch was employed as a 1099 contractor in December 2015 and received compensation of $10,000. Mr. Welch initially joined the Company as Chief Financial Officer on January 1, 2016 at a salary of $120,000 per year and also became President and Chief Executive Officer on March 1, 2016 and also served as Chief Financial Officer until August 22, 2016. His salary was increased to $150,000 per year. In addition, Mr. Welch received 10,000,000 warrants with an anti-dilution clause and a cashless exercise option for common stock at a strike price of $.001 on January 4, 2016 which were exercised on July 25, 2016 for 10,434,419 shares of common stock. On February 25, 2017, Mr. Welch agreed to take 60% of his base salary in shares of common stock. During fiscal year 2017, Mr. Welch was granted an additional 755,000 shares of common stock as compensation.

2.	Jens Mielke joined the Company as Chief Financial Officer on August 22, 2016 at a salary of $120,000 per year. At that time, Mr. Mielke agreed to take 50% of his base salary in shares of common stock. Prior to joining the Company as an officer in August 2016, Mr. Mielke earned $1,892 as a 1099 contractor in July and August 2017. During fiscal year 2017, Mr. Mielke was granted an additional 700,000 shares of common stock as compensation.

3.	Charles (Chuck) Smith is an investor in the Company, and is a member of the Board of Directors and is Chief Operating Officer. He has agreed to forego a salary until the Company is fully-funded. Mr. Smith was awarded 7,000,000 warrants with an anti-dilution clause and a cashless exercise option for common stock at a strike price of $.001 on February 28, 2016 for his service on the Board of Directors. His options were exercised on July 29, 2016 for 7,216,500 shares of common stock, which is included in the Director Compensation Table. During fiscal year 2017, Mr. Smith was granted 2,500,000 shares of common stock as compensation.

4.	David Seeberger’s contract specifies that he receive compensation at the rate of $120,000 per year once the Company is fully-funded and Mr. Seeberger was awarded 2,000,000 shares of the Company’s common stock on August 21, 2014 valued at

$33,200 at the time of issuance. Since the Company has not yet received fully-funded status, he was paid $62,915 in fiscal year 2016 as a 1099 contractor. The Company added Mr. Seeberger to its payroll as of March 1, 2016 at a salary of $120,000 per year. In addition, Mr. Seeberger received 6,000,000 warrants with an anti-dilution clause and a cashless exercise option for common stock at a strike price of $.001 on January 4, 2016, which were exercised on July 29, 2016 for 6,282,771 shares of common stock. On February 25, 2017, Mr. Seeberger agreed to take 50% of his base salary in shares of common stock. During fiscal year 2017, Mr. Seeberger was granted an additional 700,000 shares of common stock as compensation.

5.	Lily Li was appointed Executive Vice President on December 20, 2016. She agreed to forego a salary, but received compensation via common stock grants. In December 2016, Ms. Li exercised 5,000,000 warrants that had been granted to her prior to her employment with the Company. In February 2017 Ms. Li was granted 10,000,000 shares of common stock as compensation.

6.	Jerry Grisaffi’s employment contract called for compensation at $125,000 per year. In fiscal year 2016 he received $59,423 and in fiscal year 2017 he received $12,946 before he agreed to suspend his salary. In the Indemnification and Release Agreement executed by Mr. Grisaffi and the Company, he agreed to forego $112,054 related to fiscal year 2017 unpaid compensation. Mr. Grisaffi resigned from the Company on June 30, 2017.
7.	Andrew Newsom was employed by the Company as a 1099 contractor in fiscal year 2016 and earned $10,080. In addition, Mr. Newsom received 4,000,000 warrants with an anti-dilution clause and a cashless exercise option for common stock at a strike price of $.001 on January 4, 2016 that were exercised on July 29, 2016 for 4,188,514 shares of common stock. Mr. Newsom ended his contract with the Company in April 2016.

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Outstanding Equity Awards at June 30, 2017 Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of June 30, 2017:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options Warrants (#) Exercisable	Number of Securities Underlying Unexercised Options Warrants (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Warrants (#)	Warrant Exercise Price ($)	Warrant Expiry Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
David Seeberger, Director and VP Legal (1)	—	—	—	—	—	—	—	—	—

Narrative Disclosure to the Outstanding Equity Awards Table

1. David Seeberger’s employment contract calls for him to be granted 2,000,000 options for shares of common stock at par value any time after January 1, 2015. Mr. Seeberger has not yet been granted those options. If granted, these options would have had a value of $139,000 as of June 30, 2017.

Compensation of Directors Table

The table below summarizes all compensation paid to our directors during the year ended June 30, 2017:

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total

Name

Charles Smith	$—	$87,000	$—	$—	$—	$—	$87,000
Jerry Grisaffi	12,946	131,187	—	—	—	—	$131,187
Winton Morrison	—	12,180	—	—	—	—	$12,180
Gerry David	16,000	—	1,098,316	—	—	—	$1,114,316
Kevin Harrington	—	—	340,777	—	—	—	$340,777

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Narrative Disclosure to the Director Compensation Table

Both Charles Smith and Winton Morrison became Board Members in February 2016. As Board members, the Company agreed to issue each of them 7,000,000 warrants with an anti-dilution clause and a cashless exercise option for common stock at a strike price of $.001 and exercisable for a five-year period after a one year holding period. Both Mr. Smith and Mr. Morrison exercised their warrants on July 29, 2016 in exchange for 7,216,500 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 31, 2017, 2017, the beneficial ownership of the Company’s capital stock by each executive officer and director, by each person known to beneficially own more than 5% of our common stock, and by the executive officers and directors as a group.. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 877,055,520 shares of common stock issued and outstanding.

Title of class	Name and address of beneficial owner(1)	Amount of beneficial ownership	Percent of class(2)	Percent of Voting Power (3)
Current Executive Officers & Directors:
Common Stock	Michael R. Welch 10626 Cox Lane Dallas, TX 75229	17,648,097	1.81%	1.38%
Common Stock	Jens R. Mielke 4403 Vandelia St. Dallas, TX 75219	2,250,250	0.23%	0.18%
Common Stock	Charles Smith 479 Medina Dr. Highland Village, TX 75077	11,964,901	1.22%	.94%
Common Stock	David M. Seeberger 1252 N. Selva Dallas, TX 75218	14,845,074	1.52%	1.16%
Common Stock	Winton Morrison 277 Driftwood Rd., SE St. Petersburg, FL 33705	9,629,000.99%		0.75%
Common Stock	Lily Li(4) 4858 Route 32 Catskill, NY 12414	116,000,000	11.87%	32.57%
Common Stock Total of All Current Directors and Officers:		172,337,322	17.64%	36.99%

More than 5% Beneficial Owners
Series A Preferred Stock	LSW Holdings, LLC(5)	1,000,000	100%	31.32%

(1) As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

(2) Based on 877,055,520 shares of common stock issued and outstanding as of October 31, 2017, together with 100,000,000 shares of common stock issuable upon conversion of Series A Preferred Stock

(3) Based on a total of 1,277,055,520 possible votes, consisting of: (i) 877,055,520 shares of common stock issued and outstanding as of October 31, 2017; and (ii) 1,000,000 shares of Series A Preferred Stock, which are entitled to vote together with the holders of our common stock on all matters submitted to shareholders at a rate of 400 votes for each share held.

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(4) Beneficial ownership for Lily Li includes 16,000,000 shares of common stock, and 1,000,000 shares of Series A Preferred Stock, which are convertible to common stock on a 1 for 100 basis and are entitled to vote together with the holders of our common stock on all matters submitted to shareholders at a rate of 400 votes for each share held.

(5) Lily Li is the Managing Member of LSW Holdings, LLC, and, in that capacity, she has the authority to direct voting and investment decisions with regard to its shares of capital stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, there have been no transactions or presently proposed transactions since our incorporation to which we have been a participant in which: (1) the amount involved exceeded or will exceed the lesser of: (i) $120,000, or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years; and (2) any of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons, has any material interest, direct or indirect:

1.	In 2013, we entered into a ten-year employment agreement with Jerry Grisaffi, Chairman of the Board of Directors. Under the agreement, we agreed to compensate Mr. Grisaffi at a rate of $125,000 per year and to bonus obligations based on the profitability of the company. We issued 1,000,000 shares of Preferred Series A stock to Mr. Grisaffi under the terms of the agreement.

2.	In 2014, we entered into a five-year employment agreement with Thomas Shuman, our former President. Under the agreement, we agreed to compensate Mr. Shuman at a rate of $120,000 per year and to bonus obligations based on the profitability of the company. We issued 21,000,000 shares of common stock and warrants to purchase 20,000,000 shares of common stock, exercisable in June 2015 to Mr. Shuman under the terms of the agreement.

3.	On February 15, 2016, the Company terminated its employment agreement with Mr. Shuman. As a part of the settlement with Mr. Shuman, the Company agreed to pay him $30,000 over a three-month period commencing on March 15, 2016. In turn, Mr. Shuman agreed to the cancellation of his warrants to purchase 20,000,000 shares of common stock and returned to the Company 10,000,000 shares of common stock.

4.	In January 2016, the Company entered into a five-year employment agreement with Michael Welch, then Chief Financial Officer. Under the agreement, we agreed to compensate Mr. Welch at a rate of $120,000 per year and to pay a bonus based on the profitability of the Company. Mr. Welch also became Chief Executive Officer on March 1, 2016. His salary was increased to $150,000 per year. In addition, Mr. Welch received 10,000,000 warrants for common stock at a price of $.001 on January 4, 2016. During fiscal year 2017, Mr. Welch was granted an additional 755,000 shares of common stock as compensation.

5.	In July 2014, the Company entered into a five-year employment agreement with David M. Seeberger, Vice President – Legal. Under the agreement, we agreed to compensate Mr. Seeberger at a rate of $120,000 per year and to bonus obligations based on the profitability of the Company. We also agreed to grant Mr. Seeberger an option to purchase 2,000,000 shares of common stock for par value at any time after January 1, 2015. During fiscal year 2017, Mr. Seeberger was granted an additional 700,000 shares of common stock as compensation.

6.	As of June 30, 2017 and 2016, the Company had notes payable to our former Chairman of the Board and shareholder Jerry Grisaffi $384,450 and $11,000, respectively. Accrued interest on these notes as of June 30, 2017 was $8,291. There was no accrued interest as of June 30, 2016. Two notes comprise the total amount of $384,450 as of June 30, 2017. One note in the amount of $184,300 relates to Mr. Grisaffi’s deferred compensation in fiscal years 2015 and 2016. The other note in the amount of $200,150 relates to advances Mr. Grisaffi made to the Company. Both notes bear interest at 6% and are convertible to common stock at prices ranging from $.01 to 50% of market.

7.	In June 2017, Mr, Grisaffi resigned from the Board of Directors. In connection with his resignation, the Company and Mr. Grisaffi entered into an Indemnification and Release Agreement whereby both parties agreed to mutually release each other from the terms of Mr. Grisaffi’s employment agreement.

8.	On May 19, 2017 the Company made a convertible promissory note to LSW Holdings, LLC (“LSW”). Lily Li, our Executive Vice President is Managing Member of LSW. The principal amount of the note is $79,000 with a term of six months. The note bears interest at 6% annually and is convertible to the Company’s common stock at 50% of market price, as defined in the note. On July 11, 2017 the Company made another convertible promissory note to LSW. The principal amount of the note is $100,000 with a term of six months. The note bears interest at 6% annually and is convertible to the Company’s common stock at 50% of market price, as defined in the note.

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DESCRIPTION OF SECURITIES

Our Articles of Incorporation authorize 4,000,000,000 shares of common stock, of which 877,055,520 are outstanding  as of  October 31, 2017; 1,000,000 shares of series A preferred stock, of which 1,000,000 shares are outstanding as of October 31, 2017; 5,000,000 shares of series B preferred stock, of which 0 shares are outstanding as of October 31, 2017; 2,000,000 shares of series C preferred stock, of which 0 shares are outstanding as of October 31, 2017; 2,000,000 of series D preferred stock, none of which are issued and outstanding as of October 31 2017; 789,474 shares of Series E Preferred Stock, none of which are issued and outstanding as of October 31, 2017.

Common Stock

As of September 28, 2016, there were 623,097,784 shares of our common stock issued and outstanding.  Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to our common stock.

Series A Preferred Stock

Our class of Series A Preferred Stock consists of one million authorized shares. Holders of Series A Preferred Stock are entitled to cast four hundred (400) votes for every one (1) share of Series A Preferred Stock held. All shares of Series A Preferred Stock are convertible to common stock at a ratio of 100 for 1.

Options, Warrants, and Other Convertible Securities

As of October 31, 2017, there were warrants to purchase 650,000 shares of common stock outstanding, and options to purchase an additional 34,550,000 shares of common stock. In addition, there were outstanding convertible notes in the total amount of $2,292,566, with an average conversion price of $.013 per share.

Indemnification of Directors and Officers

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

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NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our charter provides that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Our bylaws provide that a director or officer of the Company shall have no personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of section 78.3900 of the NRS as it may from time to time be amended or any successor provision thereto.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and preferred stock is Signature Stock Transfer. Its address is 14673 Midway Rd., Ste. 220 Addison, TX 75001 and its telephone number is (972) 612-4120.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of its shares of Company common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or

•	a combination of any such methods of sale.

Additionally, broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

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GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Company’s common stock. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholder. We will receive proceeds from the sale of our common stock to GHS under the Equity Financing Agreement. Neither the Equity Financing Agreement with GHS nor any rights of the parties under the Equity Financing Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS (i) has sold all of the common shares purchased by it under the Equity Financing Agreement and (ii) has no further right to acquire any additional shares of common stock under the Equity Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Laxague Law, Inc., Reno, NV.

EXPERTS

The consolidated financial statements of Rocky Mountain High Brands, Inc. as of June 30, 2017 and June 30, 2017 have been so included in reliance on the report of Paritz & Company, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

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Index to Financial Statements Required by Article 8 of Regulation S-X:

Unaudited Financial Statements:

F-1	Consolidated Balance Sheets as of September 30, 2017 and June 30, 2017 (unaudited);
F-2	Consolidated Statements of Operations for the three months ended September 30, 2017 and 2016 (unaudited);
F-3	Consolidated Statements of Cash Flows for the three months ended September 30, 2017 and 2016 (unaudited);
F-4	Notes to Consolidated Financial Statements (unaudited).

Audited Financial Statements:

F-14	Report of Paritz & Company, P.A., Independent Registered Public Accounting Firm
F-15	Consolidated Balance Sheets as of June 30, 2017 and 2016
F-16	Consolidated Statements of Operations for the years ended June 30, 2017 and 2016
F-17	Consolidated Statements of Cash Flows for the years ended June 30, 2017 and 2016
F-18	Consolidated Statements of Shareholder’s Deficit for the years ended June 30, 2017 and 2016
F-19	Notes to Consolidated Financial Statements.

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Rocky Mountain High Brands, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2017	June 30, 2017
CURRENT ASSETS

Cash	$19,266	$91,675
Accounts Receivable, net of allowance of $221,268 and $138,373	1,657	63,268
Inventory	195,363	224,695
Prepaid Expenses and Other Current Assets	682,435	774,338
TOTAL CURRENT ASSETS	898,721	1,153,976

Property and Equipment, net	43,730	48,133
Other Assets	102,256	77,256

TOTAL ASSETS	$1,044,707	$1,279,365

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts Payable and Accrued Liabilities	$547,137	$441,190
Related Party Convertible Notes Payable, net of debt discount	438,832	266,247
Related Party Notes Payable	—	—
Convertible Notes Payable, net of debt discount	782,099	733,253
Note Payable-Other	23,164	26,130
Redemption Value of Series C Preferred Stock	1,661,424	1,661,424
Accrued Interest	447,974	382,820
Derivative Liability	3,590,301	5,072,579
TOTAL CURRENT LIABILITIES	7,490,931	8,583,643

SHAREHOLDERS' DEFICIT
Preferred Stock - Series A - Par Value of $.001 1,000,000 shares authorized; 1,000,000 shares issued and outstanding as of September 30, 2017 and June 30, 2017	1,000	1,000
Preferred Stock - Series B - Par Value of $.001 5,000,000 shares authorized; no shares issued and outstanding	—	—
Preferred Stock - Series C - Par Value of $.001 2,000,000 shares authorized; 1,107,607 shares outstanding (classified as a liability as of September 30, 2017 and June 30, 2017)	—	—
Preferred Stock - Series D - Par Value of $.001 2,000,000 shares authorized; no shares issued and outstanding	—	—
Preferred Stock - Series E - Par Value of $.001 789,474 shares authorized, issued, and outstanding as of September 30, 2017; No shares authorized, issued, and outstanding as of June 30, 2017	789	—
Common Stock - Par Value of $.001 950,000,000 shares authorized; 793,266,046 shares issued and outstanding as of September 30, 2017; 786,525,118 shares issued and outstanding as of June 30, 2017	793,266	786,525
Additional Paid In Capital	18,228,082	18,062,830
Accumulated Deficit	(25,469,361)	(26,154,633)
TOTAL SHAREHOLDERS' DEFICIT	(6,446,224)	(7,304,278)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,044,707	$1,279,365

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

F-1

Rocky Mountain High Brands, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	September 30, 2017	September 30, 2016

Sales	$41,002	$295,587

Cost of Sales	43,800	90,020

Gross Profit (Loss)	(2,798)	205,567

Operating Expenses
General and Administrative	604,751	864,549
Advertising and Marketing	56,318	317,540
Total Operating Expenses	661,069	1,182,089

Loss from Operations	(663,867)	(976,522)

Other (Income)/Expenses:
Interest Expense	464,110	234,519
Gain on Change in Fair Value of Derivative Liability	(1,813,249)	(480,764)
Total Other (Income) Expenses:	(1,349,139)	(246,245)

Income (Loss) Before Income Tax Provision	685,272	(730,277)

Income Tax Provision	—	—

Net Income (Loss)	$685,272	$(730,277)

Net Income (Loss) per Common Share - Basic and Diluted	$0.00	$(0.00)

Weighted Average Shares Outstanding	788,609,275	594,531,676

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

F-2

Rocky Mountain High Brands, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	September 30, 2017	September 30, 2016
Operating Activities:
Net Income (Loss)	$685,272	$(730,277)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	82,824	49,704
Warrants and options issued for services rendered	23,074	191,969
Non-cash interest expense	464,110	233,826
Gain on change in fair value of derivative liability	(1,813,249)	(480,764)
Loss on disposal of property and equipment	832	—
Bad debt expense	64,042	—
Depreciation expense	4,584	11,659
Changes in operating assets and liabilities:	—	—
Accounts Receivable	(2,431)	(244,503)
Inventory	29,332	30,738
Prepaid expenses	24,079	84,540
Other assets	(25,000)	(18,430)
Accounts payable and accrued liabilities	65,601	305,482
NET CASH USED IN OPERATING ACTIVITIES	(396,930)	(566,056)

Investing Activities:
Investment in Rocky Mountain High Water Company	—	(39,774)
Acquisition of property and equipment	(1,013)	(36,635)
Disposal of property and equipment	—	35,000
NET CASH USED IN INVESTING ACTIVITIES	(1,013)	(41,409)

Financing Activities:
Proceeds from issuance of convertible notes	220,000	220,000
Proceeds from issuance of related party notes	100,000	35,000
Proceeds from issuance of note payable-other	—	35,960
Repayment of note payable-other	(2,966)	—
Proceeds from issuance of common stock	8,500	214,250
NET CASH PROVIDED BY FINANCING ACTIVITIES	325,534	505,210

INCREASE (DECREASE) IN CASH	(72,409)	(102,255)

CASH - BEGINNING OF PERIOD	91,675	102,255

CASH - END OF PERIOD	$19,266	$—

Supplemental disclosure of non-cash financing and investing activities:
Common stock issued for conversion of debt	$126,207	$41,800
Debt and accrued interest converted for common stock	$85,234	$—
Derivative liability incurred for debt discount	$443,482	$—
Derivative liability relieved upon conversion of related debt	$52,542	$—
Beneficial conversion feature recognized	$—	$128,500

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

F-3

Rocky Mountain High Brands, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1 – General

Rocky Mountain High Brands, Inc. (“RMHB” or the “Company”) was incorporated under the laws of the State of Nevada. On July 17, 2014, the Company changed its name from Republic of Texas Brands Incorporated to Totally Hemp Crazy, Inc and on October 23, 2015, the Company changed its name to Rocky Mountain High Brands, Inc.

RMHB has developed and is currently selling in the marketplace a lineup of five hemp-infused beverages and 2oz. energy shots through its nationwide distributor network and online. Effective June 30, 2016, the Company entered into a business alliance with Poafpybitty Family, LLC to launch Eagle Spirit Spring Water, a line of purified, high-alkaline spring water sourced from Native American tribal land in Oklahoma.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of September 30, 2017 and the results of operations and cash flows for the periods presented. The results of operations for the three months ended September 30, 2017 are not necessarily indicative of the operating results for the full fiscal year or any future period. These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s form 10-K/A for the year ended June 30, 2017 filed with the SEC on October 12, 2017.

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The consolidated financial statements include the accounts of the Company, its wholly-owned and controlled subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of the Company’s estimates could be affected by external conditions, including those unique to its industry, and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from its estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company follows the guidance of the Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition.” It records revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns has been provided. Payments received prior to shipment of goods are recorded as deferred revenue.

F-4

Accounts Receivable and Allowance for Doubtful Accounts Receivable

The Company has a policy of reserving for uncollectible accounts based on the best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support accounts receivable and perform ongoing credit evaluations of customers and maintain an allowance for potential bad debts if required.

It is determined whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. The Company may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate the collectability of receivables.

Inventories

Inventories, which consist only of the Company’s finished products held for resale, are stated at the lower of cost, determined using the first-in, first-out, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to dispose of the product.

If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company’s statements of operations.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures,” which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

•	Level 1 — quoted prices in active markets for identical assets or liabilities.
•	Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable.
•	Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

The derivative liability, which relates to the conversion feature of convertible debt and common stock warrants and options, is classified as a Level 3 liability, and is the only financial liability measure at fair value on a recurring basis.

F-5

The change in the Level 3 financial instrument is as follows:

Balance, June 30, 2017	$5,072,579
Issued during the three months ended September 30, 2017	$443,482
Exercises/Conversions	$(112,511)
Change in fair value recognized in operations	$(1,813,249)
Balance, September 30, 2017	$3,590,301

The estimated fair value of the derivative instruments were valued using the Black-Scholes option pricing model, using the following assumptions as of September 30, 2017:

Estimate Dividends	None
Expected Volatility	127.3%
Risk-Free Interest Rate	1.06%
Expected Term	.1-1.8 years

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flow and recognizes an impairment loss when the estimated undiscounted future cash flow expected to result from the use of the asset plus the net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When the Company identifies an impairment, it reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values. No impairment charges were recorded during the three months ended September 30, 2017 and September 30, 2016.

Share-based Payments

Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values, in accordance with FASB ASC Topic 718. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented.

The Company issued restricted stock to consultants and employees for various services. Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is to be measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities.” Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

F-6

Preferred Stock

We apply the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity” when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. We classify conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control, as temporary equity. At all other times, we classified our preferred shares in stockholders’ equity. Our preferred shares do not feature any redemption rights within the holders’ control or conditional redemption features not within our control. Accordingly, unless otherwise noted, all issuances of preferred stock are presented as a component of consolidated shareholders’ deficit.

Advertising

Advertising and marketing expenses are charged to operations as incurred.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has no material uncertain tax positions.

 NOTE 3 – Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a shareholders’ deficit of $6,446,224 and an accumulated deficit of $25,469,361 as of September 30, 2017, and has generated operating losses since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue raising capital.

On October 12, 2017 the Company executed an Equity Financing Agreement (“EFA”) with GHS Investments LLC (“GHS”). Under the agreement, GHS has committed to purchase up $12 million of the Company’s common stock over a 24-month period at a 20% discount off the market price, as defined in the agreement. The agreement contains certain restrictions on the timing of the stock purchases and requires the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) to register the common shares issuable under the agreement. In conjunction with the Equity Financing Agreement, the Company entered into a $250,000 secured convertible promissory note with a term of nine months and bearing interest at 10%. The note is convertible to common shares based on a formula with a discount to market price. On November 2, 2017, the Company entered into a second $250,000 secured convertible promissory note with similar terms after filing a registration statement on Form S-1 with the SEC on November 1, 2017 to register 300,000,000 shares at $.02 per share for a total offering of $6 million. The Company expects to fund its operational and investing needs through the EFA over the next two years.

F-7

NOTE 4 – Inventory

As of September 30, 2017 and June 30, 2017, inventory consisted of the following:

	September 30, 2017	June 30, 2017
Finished inventory	$186,587	$216,711
Raw materials and packaging	8,776	7,984
Total	$195,363	$224,695

 NOTE 5 – Prepaid Expenses and Other Current Assets

As of September 30, 2017 and June 30, 2017, prepaid expenses and other current assets were as follows:

	September 30, 2017	June 30, 2017
Prepaid officers’ compensation	$483,532	$521,916
Prepaid directors’ compensation	176,648	206,090
Prepaid marketing expenses	—	19,250
Other prepaid expenses and current assets	22,255	27,082
Total	$682,435	$774,338

 NOTE 6 – Property and Equipment

As of September 30, 2017 and June 30, 2017, property and equipment were as follows:

	September 30, 2017	June 30, 2017
Vehicles	$29,598	$29,598
Furniture and equipment	42,055	41,042
Personal computers	2,379	3,315
	74,032	73,955
Less: accumulated depreciation	30,302	25,822
Total	$43,730	$48,133

For the three months ended September 30, 2017 and September 30, 2016, depreciation expense was $4,584 and $11,659, respectively.

NOTE 7 – Convertible Notes Payable

As of September 30, 2017 and June 30, 2017, the Company’s convertible notes payable were as follows:

	Interest Rates	Term	September 30, 2017	June 30, 2017
Convertible notes payable	6% - 12%	0 -2 year	$1,310,000	$1,115,000
Discount			(527,901)	(381,747)
Total			$782,099	$733,253

For the three months ended September 30, 2017 and September 30, 2016, interest expense on these notes, including amortization of the discount, was $124,584 and $29,089, respectively.

F-8

The Company has determined that the conversion feature embedded in certain of the notes referred to above that contain a potential variable conversion amount constitutes a derivative which has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt. The excess of the derivative value over the face amount of the note is recorded immediately to interest expense at inception. The Company recorded $101,587 and $0 of interest expense for the three months ended September 30, 2017 and 2016, respectively, at the inception of the notes relating to the excess of derivative value over the face of the notes.

NOTE 8 – Note Payable-Other

On September 1, 2016, the Company purchased used office furniture and equipment from its landlord. The Company executed a note payable in the amount of $40,122 at an interest rate of 0% and with monthly payments of $1,115. The Company imputed interest on the note and recorded a discounted note balance of $36,634 on September 1, 2016. The term of the note is three years. The balance on the note was $23,164 and $26,130 on September 30, 2017 and June 30, 2017, respectively. For the three months ended September 30, 2017 and September 30, 2016, interest expense on this note was $377 and $183, respectively.

NOTE 9 – Related Party Convertible Notes Payable

As of September 30, 2017 and June 30, 2017, the Company’s related party convertible notes payable were as follows:

	Interest Rate	Term	September 30, 2017	June 30, 2017
Related party convertible notes payable	6%	6 mos. - 1 year	$563,450	$493,450
Discount			(124,618)	(227,203)
Total			$438,832	$266,247

For the three months ended September 30, 2017 and 2016, interest expense on these notes, including amortization of the discount, was $191,826 and $82,934, respectively.

The Company has determined that the conversion feature embedded in certain of the notes referred to above that contain a potential variable conversion amount constitutes a derivative which has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt. The excess of the derivative value over the face amount of the note is recorded immediately to interest expense at inception. The Company recorded no interest expense for the three months ended September 30, 2017 and 2016, respectively, at the inception of the notes relating to the excess of derivative value over the face of the notes.

NOTE 10 – Shareholders’ Deficit

Common Stock

As of September 30, 2017 and June 30, 2017 the Company has 950,000,000 shares of common stock authorized. On October 31, 2017 the authorization was increased to 4,000,000,000.

During the three months ended September 30, 2017 the Company issued 6,740,928 shares of common stock, including 6,240,928 for convertible notes payable conversions and 500,000 for cash.

On July 14, 2017 the Board of Directors increased the authorized shares in the Rocky Mountain High Brands, Inc. 2017 Incentive Plan to 65,000,000.

Preferred Stock

The Company has 20,000,000 shares of preferred stock authorized as of September 30, 2017, of which 10,000,000 are specifically designated to a series of preferred stock and 10,000,000 remain undesignated.

F-9

Series A Preferred Stock

The Company has 1,000,000 shares of Series A Preferred Stock authorized and outstanding as of September 30, 2017 and June 30, 2017. LSW Holdings, LLC (“LSW”), the holder of these shares is our controlling shareholder. Lily Li, Executive Vice President, is the Managing Member of LSW and, in that capacity, has the authority to direct voting and investment decisions with regard to its holdings in the company. See Note 16 – Subsequent Events.

On July 5, 2017, the Company amended the Certificate of Designation for our Series A Preferred stock. The amendment changed the conversion ratio of our Series A Preferred stock from 1,200 shares of common stock for every share of Series A Preferred stock to 100 shares of common stock for every share of Series A Preferred stock. The amendment was approved by the Company’s Board of Directors and LSW, the holder of our Series A Preferred Stock.

On July 24, 2017, the Company’s Board of Directors approved an amendment to the Certificate of Designation for the Series A Preferred Stock that changed the voting rights back to 400 votes from 1,200 for every share of Series A Preferred Stock.

Series B Preferred Stock

The Company has 5,000,000 shares of Series B Preferred Stock authorized, of which none are outstanding as of September 30, 2017 and June 30, 2017.

Series C Preferred Stock

The Company has 2,000,000 shares of Series C Preferred Stock authorized, of which 1,107,607 are outstanding as of September 30, 2017 and June 30, 2017. The shares are 12% interest bearing, cumulative, exchangeable, non-voting, convertible preferred stock of the Company. Each Series C Preferred share is convertible to 50 shares of common stock.

The redemption value of the Series C Preferred stock has been reclassified to current liabilities in accordance with the agreement executed between the Company and the holder of the shares.

Series D Preferred Stock

The Company has 2,000,000 shares of Series D Preferred Stock authorized, of which none are outstanding as of September 30, 2017 and June 30, 2017. Series D Preferred Stock is a non-voting, non-interest bearing convertible preferred stock. Each Series D preferred share is convertible to 100 shares of common stock.

Series E Preferred Stock

On September 19, 2017, the Board of Directors approved a new Series E Preferred Stock. Holders of Series E Preferred Stock are entitled to cast 2,000 votes per share of Series E Preferred Stock on any proposal to increase our authorized capital stock, with no other voting rights. Series E Preferred Stock is convertible to common stock on a 1:1 basis. On the same day, the Board granted our Chairman 789,474 shares of Series E Preferred stock as payment for his deferred compensation. On October 31, 2017, Mr. Welch converted his 789,474 shares of Series E Preferred Stock to 789,474 shares of common stock.

Warrants

During the three months ended September 30, 2017 the Company granted no common stock warrants, none were exercised, and 1,187,500 were cancelled.

Options

During the three months ended September 30, 2017 the Company granted 650,000 options to purchase common stock. No options were exercised or cancelled.

NOTE 11– Concentrations

During the three months ended September 30, 2017, the Company’s two largest customers accounted for approximately 18% and 7% of sales, respectively. During the three months ended September 30, 2016, the Company’s two largest customers accounted for approximately 81% and 3% of sales, respectively.

F-10

NOTE 12 – Income Taxes

The reconciliation of income tax benefit at the U.S. statutory rate of 34% to the Company’s effective rate for the periods presented is as follows:

	Three Months Ended
	September 30, 2017	September 30, 2016
U.S federal statutory rate	(34%)	(34%)
State income tax, net of federal benefit	(0.0%)	(0.0%)
Increase in valuation allowance	34%	34%
Income tax provision (benefit)	0.0%	0.0%

The tax effects of temporary differences that give rise to the Company’s net deferred tax liability as of September 30, 2017 and June 30, 2017 are as follows:

Deferred Tax Assets	September 30, 2017	June 30, 2017
Net Operating Losses	$4,700,000	$4,482,000
Less: Valuation Allowance	$(4,700,000)	$(4,482,000)
Deferred Tax Assets - Net	—	—

As of September 30, 2017, the Company had approximately $13,900,000 of federal and state net operating loss carryovers (“NOLs”), which begin to expire in 2027. Utilization of the NOLs may be subject to limitation under the Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against the entire deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

NOTE 13 – Commitments

Office Lease

The Company has a three-year lease for corporate office space. The lease commenced on September 1, 2016 with monthly payments of $7,715 in year one, $7,972 in year two and $8,229 in year three. The lease is being accounted for on a straight-line basis over its term.

Other Leases

The Company rents storage space from various third parties on a month-to-month basis.

NOTE 14 – Legal Proceedings

Please refer to our Annual Report on Form 10-K/A filed October 12, 2017 for information regarding our pending legal proceedings. The following represents an update to the items disclosed in that filing:

Claims Against Donna Rayburn

On October 6, 2017 the Company executed a Release and Settlement Agreement with Donna Rayburn regarding the litigation between the Company and Ms. Rayburn. Ms. Rayburn released the Company from all claims and returned 10 million stock warrants.

F-11

Arbitration Claim of Roy J. Meadows Against Rocky Mountain High Brands, Inc. (RMHB) dated February 24, 2016

On October 6, 2017 the Company executed a Release and Settlement Agreement with Roy Meadows (“Meadows Settlement”) regarding the litigation between the parties. As part of the Meadows Settlement, the Company agreed to issue 45 million shares of the Company’s common stock, including 20 million shares issued immediately and 25 million shares to be issued upon the effectiveness of the Company’s increased common share authorization. Mr. Meadows is subject to a “leak-out” formula whereby he is limited in the number of shares he can re-sell if the stock price is below $.06 per share. In connection with this settlement, the Company agreed to an exchange of the Preferred C Stock back to the originating note payable in accordance with the terms of the Exchange Agreement. Mr. Meadows assigned the note to GHS Investments, LLC, (“GHS”) an outside investment group, in exchange for consideration paid to him by GHS. Mr. Meadows released the Company from all claims and returned 55,096,825 stock warrants.

192nd Judicial District Court of Dallas County Texas, filed February 16, 2017, DC-17-02058. Rocky Mountain High Brands, Inc. v. Dewmar International BMC, Inc.

RMHB filed suit against Dewmar for breach of contract and for an accounting. RMHB is in the process of obtaining a default judgment against Dewmar for its failure to file an answer to the suit.

134th Judicial District Court of Dallas County, Texas, filed April 28, 2017. Rocky Mountain High Brands, Inc. v Lyonpride Music, LLC

RMHB filed suit against Lyonpride for fraud and for declaratory relief with respect to a contract between the parties. RMHB seeks monetary damages against said Defendant.

134th Judicial District Court of Dallas County, Texas. Filed June 26, 2017. Rocky Mountain High Brands, Inc. v Statewide Beverage Company, Inc.

RMHB has filed suit for breach of contract, common law fraud and declaratory relief.

Los Angeles Superior Court, BC669367, filed July 24, 2017. Statewide Beverage Company, Inc. v. Rocky Mountain High Brands, Inc.

Statewide filed a breach of contract claim, dealing with the same fact issues in the above case of RMHB v Statewide. RMHB still has not been served in this case.

Dallas County Texas, Case Number DC-17-15441 filed November 8, 2017.  Rocky Mountain High Brands, Inc. f/k/a Republic of Texas Brands, Inc. Plaintiff, vs. Jerry Grisaffi, Joe Radcliffe, LSW Holdings, LLC, Lily Li, Epic Group One, LLC, Kenneth Radcliffe, Dennis Radcliffe, Phil Uhrik, Michael Radcliffe, Frank Izzo, Morgan Albright, John Garrison, BB Winks, LLC, Crackerjack Classic, LLC, and Universal Consulting, LLC.

RMHB is seeking the return of Series A Preferred stock and common stock issued to certain defendants or later obtained by certain other defendants for little or no consideration paid to the Company.  RMHB alleges the Company’s former Chairman of the Board breached his fiduciary duty to the Company by issuing these shares to himself and others.

NOTE 15 – Acquisitions

Rocky Mountain High Water Company LLC

In July 2016, the Company entered into a business alliance with Poafpybitty Family, LLC to launch Eagle Spirit Spring Water, a line of purified, high-alkaline spring water sourced from Native American tribal land in Oklahoma. The agreement calls for the Company to pay a royalty on each gallon of water collected at the spring. Production of filtered spring water filled bottles commenced in August 2016 and sales began in October 2016.

In consideration for the 20-year water and surface rights, and a related 10-year renewal option, the Company paid Poafpybitty Family, LLC cash payments of $22,500 and issued a warrant for 500,000 shares of the Company’s common stock exercisable at $.03 per share over a three-year period beginning July 27, 2016.

The agreement grants the Company an exclusive right to develop land adjacent to the spring for commercial purposes as agreed to by both parties. Additionally, the Company has agreed to grow hemp for experimental or commercial purposes on the land within three years.

On November 12, 2016, the agreement with the Poafpybitty Family was amended to give the Company a controlling voting interest of 75% of RMHW, while the Poafpybitty Family received 51% of the equity interest. The amended agreement is being accounted for as a step-acquisition, with the resulting goodwill of $49,911 included in other assets. The Company is obtaining an outside valuation of the rights to use the land and obtain the water described in the agreement. Beginning November 12, 2016, the operations of RMHW are consolidated in the financial statements of RMHB.

F-12

NOTE 16 – Subsequent Events

Between October 1, 2017 and November 13, 2017 the Company issued 103,389,474 shares of common stock, of which 52,000,000 were for debt conversions, 45,000,000 were for a legal settlement, and 6,389,474 were for services rendered.

On October 6, 2017 the Company executed a Release and Settlement Agreement with Roy Meadows (“Meadows Settlement”) regarding the litigation between the parties. As part of the Meadows Settlement, the Company agreed to issue 45 million shares of the Company’s common stock, including 20 million shares issued immediately and 25 million shares to be issued upon the effectiveness of the Company’s increased common share authorization. Mr. Meadows is subject to a “leak-out” formula whereby he is limited in the number of shares he can re-sell if the stock price is below $.06 per share. In connection with this settlement, the Company agreed to an exchange of the Preferred C Stock back to the originating note payable in accordance with the terms of the Exchange Agreement. Mr. Meadows assigned the note to GHS Investments, LLC, (“GHS”) an outside investment group, in exchange for consideration paid to him by GHS. Also on October 6, 2017 the Company exchanged that note for a new secured convertible promissory note to GHS with a principal of $1,107,607, a term of nine months, and interest of 10% annually. The new note is convertible to common shares based on a formula with a discount to market price. Mr. Meadows released the Company from all claims and returned 55,096,825 stock warrants.

The Company also executed a Release and Settlement Agreement with Donna Rayburn (“Rayburn Settlement”) regarding the litigation between the Company and Ms. Rayburn. Ms. Rayburn released the Company from all claims and returned 10 million stock warrants.

On October 12, 2017 the Company executed an Equity Financing Agreement (“EFA”) with GHS. Under the agreement, GHS has committed to purchase up $12 million of the Company’s common stock over a 24-month period at a 20% discount off the market price, as defined in the agreement. The agreement contains certain restrictions on the timing of the stock purchases and requires the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) to register the common shares issuable under the agreement. In conjunction with the EFA, the Company entered into a $250,000 secured convertible promissory note with a term of nine months and bearing interest at 10%. The note is convertible to common shares based on a formula with a discount to market price. On November 2, 2017, the Company entered into a second $250,000 secured convertible promissory note with similar terms after filing a registration statement on Form S-1 with the SEC on November 1, 2017. The Company expects to fund its operational and investing needs through the EFA over the next two years.

In October 2017, the Company hired a Chief Commercialization Officer and a Director of Marketing.

On October 31, 2017, the Company increased its common stock share authorization to 4,000,000,000.

F-13

Paritz	& Company, P.A	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201) 342-7753 Fax: (201) 342-7598 E-Mail: PARITZ@paritz.com

Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Rocky Mountain High Brands, Inc.

We have audited the accompanying consolidated balance sheets of Rocky Mountain High Brands, Inc as of June 30, 2017 and 2016 and the related consolidated statements of operations, shareholders’ deficit and cash flows for the years ended June 30, 2017 and 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rocky Mountain High Brands, Inc.as of June 30, 2017 and 2016, and the consolidated results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed in Note 3 to the financial statements the Company has a shareholders’ deficit of $7,304,278, an accumulated deficit of $26,154,633 at June 30, 2017, and has generated operating losses since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/Paritz & Company, P.A.

Hackensack, New Jersey

October 11, 2017

F-19

Rocky Mountain High Brands, Inc.

Consolidated Balance Sheets

	June 30, 2017	June 30, 2016
CURRENT ASSETS

Cash	$91,675	$102,255
Accounts Receivable, net of allowance of $138,373 and $60,163, respectively	63,268	20,377
Inventory	224,695	290,368
Prepaid Expenses and Other Current Assets	774,338	1,716,551
TOTAL CURRENT ASSETS	1,153,976	2,129,551

Property and Equipment, net	48,133	92,208
Other Assets	77,256	33,230

TOTAL ASSETS	$1,279,365	$2,254,989

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES

Accounts Payable and Accrued Liabilities	$441,190	$337,866
Related Party Convertible Notes Payable, net of debt discount	266,247	20,730
Convertible Notes Payable, net of debt discount	733,253	597,500
Note Payable-Other	26,130	-
Redemption Value of Series C Preferred Stock	1,661,424	2,495,666
Accrued Interest	382,820	58,399
Deferred Revenue	-	500,000
Derivative Liability	5,072,579	2,217,744
TOTAL CURRENT LIABILITIES	8,583,643	6,227,905

SHAREHOLDERS’ DEFICIT
Preferred Stock - Series A - Par Value of $.001 1,000,000 shares authorized; 1,000,000 shares issued and outstanding as of June 30, 2017 and 30, 2016	1,000	1,000
Preferred Stock - Series B - Par Value of $.001 5,000,000 shares authorized as of June 30, 2017 and June 30, 2016	-	-
Preferred Stock - Series C - Par Value of $.001 2,000,000 shares authorized; (1,107,607 Classified as a liability as of June 30, 2017 and June 30, 2016)
Preferred Stock - Series D - Par Value of $.001 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common Stock - Par Value of $.001 950,000,000 shares authorized as of June 30, 2017; 786,525,118 shares issued and outstanding as of June 30, 2017; 800,000,000 shares authorized as of June 30, 2016; 537,989,764 shares issued and outstanding as of June 30, 2016	786,525	537,990
Additional Paid In Capital	18,062,830	12,366,476
Accumulated Deficit	(26,154,633)	(16,878,382)
TOTAL SHAREHOLDERS’ DEFICIT	(7,304,278)	(3,972,916)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,279,365	$2,254,989

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

F-20

 Rocky Mountain High Brands, Inc.

Consolidated Statements of Operations

	Year Ended
	June 30, 2017	June 30, 2016

Sales	$401,974	$1,075,476

Cost of Sales	150,922	408,918
Inventory Obsolescence	100,998	725,718

Gross Profit (Loss)	150,054	(59,160)

Operating Expenses
General and Administrative	5,751,464	2,142,984
Advertising and Marketing	1,513,633	1,340,428
Impairment	-	166,000
Total Operating Expenses	7,265,097	3,649,412

Loss from Operations	(7,115,043)	(3,708,572)

Other (Income) Expenses:
Interest Expense	1,044,431	203,496
Debt Inducement Expense	-	3,887,618
Loss on Extinguishment of Debt	-	945,838
Gain on Change in Redemption Value of Series C Preferred Stock	(834,242)	–
(Gain) Loss on Change in Fair Value of Derivative Liability	1,951,019	(11,071,250)
Total Other (Income) Expenses:	2,161,208	(6,034,298)

Income (Loss) Before Income Tax Provision	(9,276,251)	2,325,726

Income Tax Provision	-	-

Net Income (Loss)	$(9,276,251)	$2,325,726

Net Income (Loss) per Common Share - Basic and Diluted	$(0.01)	$0.01

Weighted Average Shares Outstanding	699,508,915	474,571,836

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

F-21

Rocky Mountain High Brands, Inc.

Consolidated Statements of Cash Flows

	Year Ended
	June 30, 2017	June 30, 2016
Operating Activities:
Net Income (Loss)	$(9,276,251)	$2,325,726
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,917,159	611,881
Stock-based payments to vendors	1,013,351	-
Warrants issued for services rendered	2,074,228
Non-cash interest expense	1,044,431	203,496
Impairment expense	-	166,000
Gain on change in redemption value of Series C Preferred stock	(834,242)
(Gain) Loss on change in fair value of derivative liability	1,951,019	(11,071,250)
Loss on extinguishment of debt	-	945,838
Warrants issued for debt inducement	-	3,887,618
Bad debt expense	184,966	152,750
Loss on disposal of equipment	59,133	1,560
Depreciation expense	30,786	22,122
Inventory write-off	100,998	725,728
Changes in operating assets and liabilities:
Accounts receivable	(227,857)	(40,926)
Inventory	(35,325)	(260,625)
Prepaid expenses	(8,508)	(48,940)
Other assets	-	(13,486)
Accounts payable and accrued liabilities	103,322	144,853
Deferred revenue	-	470,048
NET CASH USED IN OPERATING ACTIVITIES	(1,902,790)	(1,779,167)

Investing Activities:
Investment in Rocky Mountain High Water Company	(44,026)	-
Investment in product development		(19,400)
Acquisition of property and equipment	(45,844)	(99,642)
NET CASH USED IN INVESTING ACTIVITIES	(89,870)	(119,042)

Financing Activities:
Proceeds from issuance of convertible notes	700,000	500,000
Proceeds from issuance of related party convertible notes	289,600	318,332
Repayment of convertible notes	-	(165,000)
Repayment of related party convertible notes	(25,000)	(31,000)
Proceeds from issuance of note payable-other	35,960	318,332
Repayment of note payable-other	(9,830)	-
Proceeds from issuance of common stock	991,350	1,282,406

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,982,080	1,904,738

INCREASE (DECREASE) IN CASH	(10,580)	6,529

CASH - BEGINNING OF YEAR	102,255	95,726

CASH - END OF YEAR	$91,675	$102,255

Supplemental disclosure of non-cash financing and investing activities:
Common stock issued for conversion of debt	$189,455	$143,600
Common stock issued for acquisition	$-	$166,000
Debt and accrued interest converted for common stock	$504,736	$-
Common stock issued as part of a legal settlement	$500,000	$-
Derivative liability incurred for debt discount	$659,150	$-
Beneficial conversion feature recognized as debt discount	$212,771	$-
Series C preferred stock issued for conversion of debt	$-	$2,495,666
Conversion of debt to common stock	$348,532	$179,220
Derivative liability relieved upon conversion of related debt	$352,625	$2,102,681

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

F-22

Rocky Mountain High Brands, Inc.

Consolidated Statements of Shareholders’ Deficit

	Common Stock		Preferred Stock A		Preferred Stock C				Accumulated	Equity/
	Shares	Amount	Shares	Amount	Shares		Amount	APIC	Deficit	(Deficit)
Balance - June 30, 2015	400,356,154	$400,356	1,000,000	$1,000	—		$—	$7,625,395	$(19,204,108)	$(11,177,357)
										—
Shares issued for acquisition	2,000,000	2,000						164,000		166,000

Shares issued for services rendered	5,107,143	5,107						248,959		254,066

Shares issued upon conversion of convertible notes	103,005,455	103,005						1,067,843		1,170,848

Issuance of common stock for cash	38,521,012	38,521						1,243,885		1,282,406
										—
Return of employee shares as part of settlement agreements	(11,000,000)	(11,000)						(148,940)		(159,940)

Warrants issued for compensation								1,244,661		1,244,661

Beneficial conversion feature on convertible related party notes payable								298,332		298,332

Gain on extinguishment of related party convertible notes								622,342		622,342

Net income for the year ended June 30, 2016	—	—	—	—	—		—	—	2,325,726	2,325,726

Balance - June 30, 2016	537,989,764	$537,990	1,000,000	$1,000		$		$12,366,477	$(16,878,382)	$(3,972,916)
										—
Issuance of common stock for cash	65,667,587	65,668						925,682		991,350

Shares issued for services rendered	28,724,139	28,724						979,903		1,008,627

Shares issued for compensation	22,634,107	22,634						993,052		1,015,686

Shares issued upon conversion of convertible notes	77,800,687	77,801						320,997		398,798

Cashless warrant exercise	46,908,834	46,909						311,614		358,523
										—
Shares issued as part of legal settlement	6,800,000	6,800						493,200		500,000

Stock option issued for services rendered								1,459,134		1,459,134

Beneficial conversion feature on convertible notes payable								212,771		212,771

Net loss for the year ended June 30, 2017	—	—	—	—	—		—	—	(9,276,251)	(9,276,251)

Balance - June 30, 2017	786,525,118	$786,525	1,000,000	$1,000			$–	$18,062,830	$(26,154,633)	$(7,304,278)

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

F-23

Rocky Mountain High Brands, Inc.

Notes to Consolidated Financial Statements

NOTE 1 – General

Rocky Mountain High Brands, Inc. (“RMHB” or the “Company”) was incorporated under the laws of the State of Nevada. On July 17, 2014, the Company changed its name from Republic of Texas Brands Incorporated to Totally Hemp Crazy, Inc and on October 23, 2015, the Company changed its name to Rocky Mountain High Brands, Inc.

RMHB has developed and is currently selling in the marketplace a lineup of five hemp-infused beverages and 2oz. energy shots through its nationwide distributor network and online. Effective June 30, 2016, the Company entered into a business alliance with Poafpybitty Family, LLC to launch Eagle Spirit Spring Water, a line of purified, high-alkaline spring water sourced from Native American tribal land in Oklahoma.

On December 16, 2013 the Company filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, Case Number 13-36434-bjh-11. In early 2013, the Company sought to acquire a barbeque company and sought to raise capital and entered into an agreement with Empire Capital LLC (“Empire”) to assist in the raising of capital for the acquisition. By late 2013, the acquisition had fallen through due to the inability to obtain the needed financing. Empire then sued the Company claiming it was owed approximately $200,000 for its services on behalf of the Company along with additional damages. The Company disputed the claims, and filed the Chapter 11 bankruptcy to restructure its current indebtedness and to provide a framework for moving forward. On May 22, 2014 the Company filed its Disclosure Statement and Plan of Reorganization, and on July 2, 2014 a hearing was held and the Plan of Reorganization was confirmed by written order of the Bankruptcy Court dated July 11, 2014.

In the Plan of Reorganization, the Company’s shareholders and controlling shareholder through the Series A Preferred Shares were not diluted, thus control of the Company remained the same as before, during and after the confirmed Plan of Reorganization. Therefore, “Fresh Start” Accounting described in ACS 852-10-45-19 did not apply to the Company.

NOTE 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The consolidated financial statements include the accounts of the Company, its wholly-owned and controlled subsidiaries. All intercompany balances and transactions have been eliminated.

F-24

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of the Company’s estimates could be affected by external conditions, including those unique to its industry, and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from its estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company follows the guidance of the Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition.” It records revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns has been provided. Payments received prior to shipment of goods are recorded as deferred revenue.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

The Company has a policy of reserving for uncollectible accounts based on the best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support accounts receivable and perform ongoing credit evaluations of customers and maintain an allowance for potential bad debts if required.

It is determined whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. The Company may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate the collectability of receivables.

Inventories

Inventories, which consist only of the Company’s finished products held for resale, are stated at the lower of cost, determined using the first-in, first-out, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to dispose of the product.

If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company’s statements of operations.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

F-25

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

  Level 1 — quoted prices in active markets for identical assets or liabilities.
  Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable.
  Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

The derivative liability, which relates to the conversion feature of convertible debt and common stock warrants and options, is classified as a Level 3 liability, and is the only financial liability measure at fair value on a recurring basis.

The change in the Level 3 financial instruments is as follows:

Balance, June 30, 2015	$11,504,057
Issued during the year ended June 30, 2016	3,887,618
Converted during the year ended June 30, 2016	$(2,102,681)
Change in fair value recognized in operations	$(11,071,250)
Balance, June 30, 2016	$2,217,744

Issued during the year ended June 30, 2017	$1,383,650
Exercises/Conversions	$(479,834)
Change in fair value recognized in operations	$1,951,019
Balance, June 30, 2017	$5,072,579

The estimated fair value of the derivative instruments were valued using the Black-Scholes option pricing model, using the following assumptions as of June 30, 2017 and June 30, 2016:

	2017	2016
Estimated Dividends	None	None
Expected Volatility	114%	45%
Risk Free Interest Rate	.84%	.12%
Expected Term	.1 to 2.0 years	.1 to 5.5 years

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flow and recognizes an impairment loss when the estimated undiscounted future cash flow expected to result from the use of the asset plus the net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When the Company identifies an impairment, it reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values.

F-26

Share-based Payments

Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values, in accordance with FASB ASC Topic 718. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented.

The Company issued restricted stock to consultants and employees for various services. Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is to be measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities.” Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Preferred Stock

We apply the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity” when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. We classify conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control, as temporary equity. At all other times, we classified our preferred shares in stockholders’ equity. Our preferred shares do not feature any redemption rights within the holders’ control or conditional redemption features not within our control. Accordingly, unless otherwise noted, all issuances of preferred stock are presented as a component of consolidated stockholders’ equity (deficit).

Advertising and Marketing

Advertising and marketing expenses are charged to operations as incurred.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

F-27

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has no material uncertain tax positions.

Recent Accounting Pronouncements

Unless otherwise noted, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.  This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of our election, our financial statements may not be comparable with other public companies.

In August 2014, the FASB issued Accounting Standard Update No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40), (ASU No. 2014-15), which requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. ASU No. 2014-15 is effective for the Company beginning July 1, 2017.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which will replace most existing revenue recognition guidance in U.S. GAAP and is intended to improve and converge with international standards the financial reporting requirements for revenue from contracts with customers. The core principle of ASU 2014-09 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU 2014-09 also requires additional disclosures about the nature, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. ASU 2014-09 allows for adoption either on a full retrospective basis to each prior reporting period presented or on a modified retrospective basis with the cumulative effect of initially applying the new guidance recognized at the date of initial application, which will be effective for the Company beginning July 1, 2019. The Company is currently evaluating the impact of ASU 2014-09, including the transition method, on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this update simplify the presentation of deferred income taxes and require that deferred tax liabilities and assets be classified as noncurrent in a consolidated statement of financial position. These amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The amendments will be effective for the Company beginning July 1, 2018. If the Company chooses retrospective application, the impact of ASU 2015-17 would not be material to the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which requires lessees to recognize on the balance sheet a right-of-use asset, representing their right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for the Company beginning July 1, 2020. The Company is currently evaluating the impact that ASU 2016-02 will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. ASU 2016-09 is effective for the Company beginning July 1, 2018 and will require us to prospectively recognize excess tax benefits and tax deficiencies in the consolidated statement of income when the awards vest or are settled. Additionally, the guidance requires excess tax benefits to be presented as an operating activity in the statement of cash flows rather than as a financing activity. The Company is currently evaluating the impact of ASU 2016-09 on its consolidated financial statements.

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In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Measurement of Credit Losses on Financial Instruments, which requires measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning July 1, 2021 and the Company is currently evaluating the impact that ASU 2016-13 will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is required to be applied prospectively and will be effective for the Company beginning July 1, 2019. The impact on our consolidated financial statements will depend on the facts and circumstances of any specific future transactions.

NOTE 3 – Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a shareholders’ deficit of $7,304,278, an accumulated deficit of $26,154,633 as of June 30, 2017, and has generated operating losses since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue raising capital from third parties.

On February 28, 2017, LSW Holdings, LLC (“LSW”) purchased all outstanding shares of Series A Preferred Stock from our former controlling shareholder. Our Vice President of International Sales is the Managing Member of LSW. Both parties to the agreement assured management that the purchase agreement requires LSW to provide the Company sufficient capital to move forward with its expansion plans. Management has recently obtained the executed agreement and determined that agreement contains no such requirement. As a result, management is actively pursuing other funding arrangements with outside investors and creditors.

NOTE 4 – Inventory

As of June 30, 2017 and 2016 inventory consisted of the following:

	June 30, 2017	June 30, 2016
Finished inventory	$216,711	$290,368
Raw materials and packaging	7,984	—
Total	$224,695	$290,368

NOTE 5 – Prepaid Expenses and Other Current Assets

As of June 30, 2017 and 2016 prepaid expenses and other current assets consisted of the following:

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	2017	2016
Prepaid officers’ compensation	$521,916	$1,334,261
Prepaid directors’ compensation	206,090	323,855
Prepaid marketing expenses	19,250	33,000
Other prepaid expenses and current assets	27,082	25,435
Total	$774,338	$1,716,551

NOTE 6 – Property and Equipment

As of June 30, 2017 and 2016 property and equipment consisted of the following:

	June 30, 2017	June 30, 2016
Vehicles	$29,598	$112,817
Furniture and equipment	41,042	343
Personal computers	3,315	1,170
	73,955	114,330
Less: accumulated depreciation	25,822	22,122
Total	$48,133	$92,208

NOTE 7 – Investments

On September 18, 2015, the Company, through a series of transactions acquired 5,000,000 shares of Dollar Shots Club, Inc. (“DSC”) in exchange for 2,000,000 shares of common stock. The shares of DSC are being carried on the accompanying balance sheet based on the value of the shares of stock given in exchange for the investment. The Company is accounting for the investment on the cost basis of accounting being that the shares represent approximately 5% of the total outstanding shares of DSC and the Company does not have any significant influence in DSC.

As of June 30, 2016, the Company concluded that the investment was impaired and recorded an impairment on this investment of $166,000.

NOTE 8 – Convertible Notes Payable

As of June 30, 2017 and 2016, the Company’s convertible notes payable consisted of the following:

	Interest Rates	Term	June 30, 2017	June 30, 2016
Convertible notes payable	6% - 12%	0 - 2 years	$1,115,000	$597,500
Discount			(381,747)	—
Total			$733,253	$597,500

The convertible notes are convertible to shares of the Company’s common stock at prices ranging from $.01 to 50% of market price. For the years ended June 30, 2017 and 2016, interest expense on these notes, including amortization of the discount, was $172,594 and $26,762, respectively.

The Company has determined that the conversion feature embedded in the notes referred to above that contain a potential variable conversion amount constitutes a derivative which has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt. The excess of the derivative value over the face amount of the note is recorded immediately to interest expense at inception. The Company recorded $222,127 and $0 of interest expense for the years ended June 30, 2017 and 2016, respectively, at the inception of the notes relating to the excess of derivative value over the face of the notes.

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NOTE 9 – Related Party Notes Payable

As of June 30, 2017 and 2016, the Company’s related party convertible notes payable consisted of the following:

	Interest Rate	Term	March 31, 2017	June 30, 2016
Related party convertible notes payable	6%	0 - 1 year	$493,450	$298,332
Discount			(227,203)	(277,602)
Total			$266,247	$20,730

The related party convertible notes are convertible to shares of the Company’s common stock at prices ranging from $.01 to 50% of market price. For the years ended June 30, 2017 and 2016, interest expense on these notes, including amortization of the discount, was $337,852 and $16,308, respectively.

As of June 30, 2017, Jerry Grisaffi, our former Chairman of the Board, held two notes payable with principal amounts of $200,150 and $184,300. The $200,150 note, which is due on December 19, 2017, converts at 50% of the average of the 3 lowest bid prices of the common stock during the 10 days prior to the conversion. The $184,300 note, which has been renewed through December 30, 2017, is convertible at $.01 with an anti-dilutive clause that becomes effective with any dilution of the Company’s common stock greater than 1% of the shares outstanding at the time of split. Both notes accrue interest at 6%.

During the year ended June 30, 2017 the Company made two (nonconvertible) notes payable to Mr. Grisaffi in connection with loans and previously recorded as deferred compensation. The Company repaid $25,000 on these notes during the fourth quarter of 2017. The remaining balance of principal and interest was converted to the $200,150 convertible note payable. Prior to conversion, interest expense on the notes was $2,939 for the year ended June 30, 2017.

The Company has determined that the conversion feature embedded in the notes referred to above that contain a potential variable conversion amount constitutes a derivative which has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt. The excess of the derivative value over the face amount of the note is recorded immediately to interest expense at inception. The Company recorded $44,901 and $0 of interest expense for the years ended June 30, 2017 and 2016, respectively, at the inception of the notes relating to the excess of derivative value over the face of the notes.

NOTE 10 – Note Payable-Other

On September 1, 2016, the Company purchased used office furniture and equipment from its landlord. The Company executed a note payable in the amount of $40,122 at an interest rate of 0% and with monthly payments of $1,115. The Company imputed interest on the note and recorded a discounted note balance of $36,634 on September 1, 2016. The term of the note is three years. The balance on the note was $26,130 on June 30, 2017. For the year ended June 30, 2017, interest expense on this note was $1,755.

NOTE 11 – Deferred Revenue

In June 2015, the Company entered into an exclusive manufacture and supply agreement with Rodney Peterson (an unrelated third party) or his designee, Rocky Mountain High Canada, Inc. (RMHC) for distribution rights to RMHC. Under the agreement, RMHC was required to pay the Company $500,000 before June 30, 2015 and submit an additional $150,000 prior to a production run of 1,000,000 cans of product covered under the agreement. The Company received $200,000 on July 29, 2015 and $300,000 on August 28, 2015, which was recorded as deferred revenue as of June 30, 2016. The additional $150,000 was not received. The Company filed a breach of contract lawsuit with the objective of recovering outstanding obligations. During the year ended June 30, 2017 the Company settled the case with RMHC and issued 6,800,000 shares of common stock in exchange for the $500,000 already received.

NOTE 12 – Shareholders’ Deficit

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Common Stock

During the year ended June 30, 2017 the Company issued 248,535,354 shares of common stock, including 77,800,687 for convertible notes payable conversions, 46,908,834 for warrant exercises, 29,724,139 for services rendered, 21,634,107 for compensation, 6,800,000 as part of a legal settlement, and 65,667,587 for cash. During the year ended June 30, 2016 the Company issued 101,495,350 shares of common stock for convertible notes payable conversions, the acquisition of Dollar Shots Club, cash purchases, and services rendered.

On December 29, 2016 the Company executed a securities purchase agreement for the sale of 1,000,000 shares of its common stock. The agreement includes a “true-up” provision whereby the Company must provide the purchaser additional shares of common stock if the stock price is below a predetermined level six months from the date of the agreement. In accordance with this provision, the Company was also required to reserve 10,000,000 shares of common stock in the event that the true-up provision is triggered. The shares will be released if the provision is not triggered six months from the date of the agreement. The fair value of the true-up calculation was $67,000 at inception of the agreement and $11,000 as of March 31, 2017. The true-up provision expired on June 29, 2017 with no additional shares being issued.

On March 14, 2017, the Board of Directors and holders of a majority of the voting capital stock of the Company approved an amendment to the Company’s Articles of Incorporation to increase its authorized shares of common stock from 800,000,000 to 950,000,000. The Board of Directors fixed March 14, 2017 as the record date for determining the holders of its voting capital stock entitled to notice of these actions and receipt of this Information Statement. The increase in the authorization was effective June 7, 2017.

On March 17, 2017, our Board of Directors approved the Rocky Mountain High Brands, Inc. 2017 Incentive Plan (the “2017 Incentive Plan”). The purpose of the Incentive Plan is to provide a means for the Company to continue to attract, motivate and retain management, key employees, consultants and other independent contractors, and to provide these individuals with greater incentive for their service to the Company by linking their interests in the Company’s success with those of the Company and its shareholders. The Plan provides that up to a maximum of 35,000,000 shares of the Company’s common stock (subject to adjustment) are available for issuance under the Plan. The Board of Directors awards these shares at its sole discretion.

Also on March 31, 2017, certain of the Company’s officers and directors returned a total of 25,041,732 shares of common stock to treasury for cancellation. On that same date, these officers and directors were granted an equivalent number of restricted shares of common stock under our 2017 Incentive Plan. The restricted shares so granted may not be transferred, sold, or encumbered until six (6) months from the date of issue.

In April and June 2017, a Board member was granted 7,000,000 and 13,000,000 options to purchase common stock, respectively. In May 2017 another Board member was granted 7,000,000 options. An additional 350,000 options were granted to a consultant to the Company in April 2017. All options were granted through the 2017 Incentive Plan.

On July 14, 2017 the Board of Directors increased the authorized shares in the 2017 Incentive Plan to 65,000,000.

Preferred Stock

On March 14, 2017, the Board of Directors and holders of a majority of the voting capital stock of the Company approved an amendment to the Company’s Articles of Incorporation to increase its authorized shares of preferred stock from 10,000,000 to 20,000,000 of which 10,000,000 have been specifically designated to a series of preferred stock and 10,000,000 remain undesignated. The Board of Directors fixed March 14, 2017 as the record date for determining the holders of its voting capital stock entitled to notice of these actions and receipt of this Information Statement. The increase in the authorization was effective June 7, 2017.

Series A Preferred Stock

The Company has 1,000,000 shares of Series A Preferred stock authorized and outstanding as of June 30, 2017 and 2016.

On March 13, 2017, our Board of Directors approved a Certificate of Designation for our Series A Preferred stock. This document revises and restates the rights, preferences and features of our Series A Preferred stock, which consists of 1,000,000 shares, all of which are issued and outstanding. Holders of our Series A Preferred stock were formerly entitled to cast 400 votes for every share held, and shares of Series A Preferred stock were convertible to common stock at a rate of 100 shares of common stock for every share of Series A Preferred stock. Following the filing of the Certificate of Designation, holders of Series A Preferred stock were entitled to cast 1,200 votes for every share held, and shares of Series A Convertible Preferred stock were convertible to common stock at a rate of 1,200 shares of common stock for every share of Series A Preferred stock.

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On July 5, 2017, the Company amended the Certificate of Designation for our Series A Preferred stock. The amendment changes the conversion ratio of our Series A Preferred stock from 1,200 shares of common stock for every share of Series A Preferred stock to 100 shares of common stock for every share of Series A Preferred stock. The amendment was approved by our board directors and the holder of our Series A Preferred stock.

On July 24, 2017, the Company’s Board of Directors approved an amendment to the Certificate of Designation for the Series A Preferred stock that changed the voting rights back to 400 votes for every share of Series A Preferred stock.

Series B Preferred Stock

The Company has 5,000,000 shares of Series B Preferred stock authorized and none outstanding as of June 30, 2017 and 2016.

Series C Preferred Stock

The Company amended its Articles of Incorporation on November 13, 2015 to create a Series C Preferred stock, which are 12% interest bearing, cumulative, exchangeable, non-voting, convertible preferred stock of the Company. Each Series C Preferred share has a par value of $.001 and is convertible to 50 shares of common stock.

On November 16, 2015, the holder of a convertible note aggregating $1,107,607 of principal and accrued interest, agreed to a dollar for dollar exchange for same number of Preferred C shares. As of June 30, 2017 and 2016 there were 1,107,607 shares of Series C Preferred shares outstanding.

The redemption value of the Series C Preferred stock has been reclassified to current liabilities in accordance with the agreement executed between the Company and the holder of the shares.

Series D Preferred Stock

The Company amended its Articles of Incorporation on March 21, 2016 to create the Series D Preferred stock class, a non-voting, non-interest bearing convertible preferred stock with a par value of $.001. Each Series D preferred share is convertible to 100 shares of common stock. As of June 30, 2017 and 2016, there are no Series D preferred shares outstanding.

Warrants

During the year ended June 30, 2017 the Company granted 9,725,000 warrants to purchase common stock and 47,008,834 were exercised. During the year ended June 30, 2016 the Company granted 39,000,000 warrants to purchase common stock and 3,658,914 were exercised. As of June 30, 2017 and 2016, there were 56,934,325 and 94,218,159 warrants outstanding.

Options

During the fourth quarter of 2017, the Company issued 27,000,000 options to purchase common stock to two new directors. The options have an exercise price ranging from $.035 and $.045 and vested immediately. The Company recognized $1,459,134 as compensation expense. The Company also granted 350,000 options to a vendor at an exercise price of $.045. None of these options had been exercised as of June 30, 2017. There were no options granted or outstanding during fiscal year 2016. The options were valued using the Black-Scholes model using an expected volatility of 114%, expected terms of 2 years, a risk-free interest rate of .84%, and no estimated dividends.

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NOTE 12 – Concentrations

During the year ended June 30, 2017, the Company’s two largest customers accounted for approximately 50% and 7% of sales, respectively. During the year ended June 30, 2016, the Company’s two largest customers accounted for approximately 27% and 26% of sales, respectively.

NOTE 13 – Income Taxes

The reconciliation of income tax benefit at the U.S. statutory rate of 34% to the Company’s effective rate for the periods presented is as follows:

	2017	2016
U.S federal statutory rate	(34%)	(34%)
State income tax, net of federal benefit	(0.0%)	(0.0%)
Increase in valuation allowance	34%	34%
Income tax provision (benefit)	0.0%	0.0%

The tax effects of temporary differences that give rise to the Company’s net deferred tax liability as of June 30, 2017 and 2016 consisted of the following:

	2017	2016
Deferred Tax Assets
Net Operating Losses	$4,482,000	$2,227,000
Less: Valuation Allowance	$(4,482,000)	$(2,227,000)
Deferred Tax Assets – Net	—	—

As of June 30, 2017, the Company had approximately $13,184,000 of federal and state net operating loss carryovers (“NOLs”), which begin to expire in 2027. Utilization of the NOLs may be subject to limitation under the Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against the entire deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

NOTE 14 – Commitments

Office Lease

The Company has a three-year lease for corporate office space. The lease commenced on September 1, 2016 with monthly payments of $7,715 in year one, $7,972 in year two, and $8,229 in year three. The lease is being accounted for on a straight-line basis over its term.

Other Leases

The Company rents storage space from various third parties on a month-to-month basis.

Employee Agreements

The Company has entered into employment agreements with the following Board members and officers:

In 2013, the Company entered into a ten-year employment agreement with Jerry Grisaffi, Chairman of the Board of Directors. Under the agreement, the Company agreed to compensate Mr. Grisaffi at a rate of $125,000 per year and to bonus obligations based on the profitability of the Company. The Company issued 1,000,000 shares of Preferred

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Series A stock to Mr. Grisaffi under the terms of the agreement. Mr. Grisaffi sold all of his shares of Preferred A stock in 2017 and resigned from the Company’s Board of Directors effective June 30, 2017.

In 2014, the Company entered into a five-year employment agreement with  David M. Seeberger, Vice President – Legal. Under the agreement, we agreed to compensate Mr. Seeberger at a rate of $120,000 per year and to bonus obligations based on the profitability of the Company. We also agreed to grant Mr. Seeberger an option to purchase 2,000,000 shares of common stock for par value at any time after January 1, 2015.

In January 2016, the Company entered into a five-year employment agreement with Michael Welch, then Chief Financial Officer. Under the agreement, we agreed to compensate Mr. Welch at a rate of $120,000 per year and to pay a bonus based on the profitability of the Company. Mr. Welch also became Chief Executive Officer on March 1, 2016. His salary was increased to $150,000 per year. In addition, Mr. Welch received 10,000,000 warrants for common stock at a price of $.001 on January 4, 2016.

NOTE 15 – Legal Proceedings

Claims Against Donna Rayburn

RMHB and Rayburn entered into a convertible promissory note dated February 2, 2015 for the original principal amount of $165,000 (with a $5,000 original issue discount). On August 29. 2015, RMHB paid to Rayburn $197,774, representing return of principal and interested earned during the life of the loan. On February 19, 2016, Rayburn issued an additional demand of interest and penalties totaling $99,488. Rayburn has charged $137,262 in interest and penalties on a $160,000 loan for one year and 17 days for an effective annual interest rate of 85.77%. As additional consideration for the note, RMHB was required to issue a warrant to Rayburn for 10,000,000 of common stock.

RMHB has claims against Rayburn for violation of Florida Usury Laws. RMHB will seek a cancellation of the note and additional monetary recovery in the total amount paid to Rayburn, plus additional recovery for all usurious interest charged. RMHB will also seek to void the warrant for 10,000,000 shares of common stock, which was issued under a voidable note. The amount which RMHB will seek from Rayburn is in excess of $300,000.

Arbitration Claim of Roy J. Meadows Against Rocky Mountain High Brands, Inc. (RMHB) dated February 24, 2016

Meadows claims a breach of an exchange agreement dated November 3, 2015. RMHB has denied the breach. Meadows has demanded that RMHB remove him as a Control Person under RMHB’s OTC Markets Disclosure Statement as of December 31, 2015 filed on January 29, 2016. Meadows has rejected the interest payment under the exchange agreement dated January 30, 2016. He has not given an explanation of his rejection. Meadows also demands the exchange of the Series C Preferred back to the original $1,500,000 convertible note.

Meadows has initiated arbitration claiming notice of an Arbitration Claim against RMHB. RMHB has objected to this claim, as well as to the arbitration process itself. Meadows seeks damages of $2,947,094. He has further demanded that RMHB comply with an Agreement dated November 16, 2015 which is a part of the litigation described in the disclosure above. This agreement, which was a requirement of Meadows to execute the Exchange Agreement, requires the Company to issue warrants for common stock of 110,760,000 for not redeeming the Series C Preferred Shares by March 24, 2016.

On April 4, 2016, RMHB engaged the law firm of Allred Wilcox & Hartley PLLC to act as counsel in defending these claims.

As a result of the arbitration, RMHB filed suit in Florida, Eighteenth Judicial Circuit Court of Seminole County, Florida, Rocky Mountain High Brands, Inc. v. Roy Meadows, David Meadows et al, Case No. 2016-CA-000958-15-W.

The Company filed suit for an injunction against continuation of the Meadows Arbitration. The Meadows Arbitration hearing currently has no date for commencement of the Arbitration hearing. Shortly after the suspension of the Arbitration hearing, on April 20, 2016, false, malicious, and defamatory allegations were asserted by the Shareholder Alert inappropriately released by the Law Office of A.A. McClanahan, Meadow’s attorney.

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The Company has filed in the Seminole Suit a Motion for Leave To Amend its current suit to add claims against Meadows for usury, cancellation of warrants and defamation as a result of the Shareholder Alert press release.

The Company is investigating facts surrounding Meadows and others and may amend its Florida lawsuit to seek more than $20 Million in damages and disgorgement of Meadows and Rayburn profits on questionable trading activities.

The Amended Suit will deal with the following:

RMHB has asserted usury claims in connection with $1,500,000 demand convertible note referenced below in the section pertaining to the Meadows Arbitration Claim. RMHB seeks unspecified monetary damages in connection with the Meadows Note, and further seeks cancellation of warrants for 41,454,851 and 13,641,974 shares of common stock issued to Meadows in connection with the Meadows Note and cancellation of the Meadows Note.

During the six months ended December 31, 2015, the Company issued 68,220,350 shares of common stock for the conversion of $104,220 of convertible debt to Roy Meadows and Trinexus, Inc. prior to executing the exchange agreement to Series C preferred stock.

RMHB believes that as a result of Meadows’ actions in this suit, the Arbitration is effectively waived and that the Court in Seminole County, Florida will resolve this matter.

Meadows has filed a counter claim in this suit for the damages he asserted in the arbitration claim. He has also filed for relief under elderly laws of Florida.

192nd Judicial District Court of Dallas County Texas, filed February 16, 201, DC-17-02058. Rocky Mountain High Brands, Inc. v. Dewmar International BMC, Inc. RMHB filed suit against Dewmar for breach of contract and for an accounting. RMHB is in the process of obtaining a default judgment against Dewmar for its failure to file an answer to the suit.

134th Judicial District Court of Dallas County, Texas, filed April 28, 2017. Rocky Mountain High Brands, Inc. v Lyonpride Music, LLC. RMHB filed suit against Lyonpride for fraud and for declaratory relief with respect to a contract between the parties. RMHB seeks monetary damages against said Defendant.

134th Judicial District Court of Dallas County, Texas. Filed June 26, 2017. Rocky Mountain High Brands, Inc. v Statewide Beverage Company, Inc. RMHB has filed suit for breach of contract, common law fraud and declaratory relief.

Los Angeles Superior Court, BC669367, filed July 24, 2017. Statewide Beverage Company, Inc. v. Rocky Mountain High Brands, Inc. Statewide filed a breach of contract claim, dealing with the same fact issues in the above case of RMHB v Statewide. RMHB still has not been served in this case.

NOTE 16 – Acquisitions

Rocky Mountain High Water Company LLC

In July 2016, the Company entered into a business alliance with Poafpybitty Family, LLC to launch Eagle Spirit Spring Water, a line of purified, high-alkaline spring water sourced from Native American tribal land in Oklahoma. The agreement calls for the Company to pay a royalty on each gallon of water collected at the spring. Production of filtered spring water filled bottles commenced in August 2016 and sales began in October 2016.

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In consideration for the 20-year water and surface rights, and a related 10-year renewal option, the Company paid Poafpybitty Family, LLC cash payments of $22,500 and issued a warrant for 500,000 shares of the Company’s common stock exercisable at $.03 per share over a three-year period beginning July 27, 2016.

The agreement grants the Company an exclusive right to develop land adjacent to the spring for commercial purposes as agreed to by both parties. Additionally, the Company has agreed to grow hemp for experimental or commercial purposes on the land within three years.

On November 12, 2016, the agreement with the Poafpybitty Family was amended to give the Company a controlling voting interest of 75% of RMHW, while the Poafpybitty Family received 51% of the equity interest. The amended agreement is being accounted for as a step-acquisition, with the resulting goodwill of $49,911 included in other assets. The Company is obtaining an outside valuation of the rights to use the land and obtain the water described in the agreement. Beginning November 12, 2016, the operations of RMHW are consolidated in the financial statements of RMHB.

NOTE 17 – Subsequent Events

Between July 1 and September 27. 2017, the Company issued 6,740,928 shares of common stock. Of these shares, 6,240,928 were for debt conversions and 500,000 were cash purchases.

On July 28, 2017, we executed an agreement with Eagle Equities, LLC (“Eagle Equities”) to sell up to $500,000 in convertible notes to Eagle Equities. On that same date, we issued a 12-month, convertible note bearing interest at 8% to Eagle Equities in exchange for funding $220,000, net of fees. The note is convertible to common stock at a 45% discount to market based on a look-back formula. The Company has the ability to obtain additional funding of $220,000 by issuing another convertible note to Eagle Equities eight months from the date of the original note.

On September 19, 2017, the Board of Directors approved a new Series E Preferred stock. Holders of Series E Preferred stock are entitled to cast 2,000 votes per share of Series E Preferred stock on any proposal to increase our authorized capital stock, with no other voting rights. Upon effectiveness of an increase in our authorized capital stock, all shares of Series E Preferred stock will convert to common stock on a 1 for 1 basis. On the same day, the Board granted our Chairman 789,474 shares of Series E Preferred stock as payment for his deferred compensation.

Also on September 19, 2017, the Board of Directors and holders of a majority of the voting capital stock of the Company, approved an amendment to the Company’s Articles of Incorporation to increase its authorized shares of common stock to 4,000,000,000. The increase is expected to be effective in October 2017.

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